Exhibit (a)(1)(A)
Offer to Purchase

All Outstanding Shares of Common Stock
of
PARDES BIOSCIENCES, INC.
At

A Base Price of $2.02 per Share in Cash, An Additional Amount of Up to $0.17 per Share in Cash, Plus One Non-Transferable Contractual Contingent Value Right
for Each Share, Which Represents the Right to Receive One or More Payments in Cash,
Contingent upon Receipt of Proceeds from Disposition of CVR Products during the Disposition Period and
Occurrence of Certain Other Events Described in the CVR Agreement

by

MEDIPACIFIC SUB, INC.,
a wholly owned subsidiary of

MEDIPACIFIC, INC.,
an affiliate of

FS DEVELOPMENT HOLDINGS II, LLC,

FORESITE CAPITAL MANAGEMENT V, LLC,

FORESITE CAPITAL OPPORTUNITY FUND V, L.P.,

FORESITE CAPITAL OPPORTUNITY MANAGEMENT V, LLC,

FORESITE CAPITAL FUND V, L.P., and

JAMES TANANBAUM

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER
11:59 P.M. EASTERN TIME ON AUGUST 25, 2023 (THE “EXPIRATION DATE”),
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
MediPacific Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of MediPacific, Inc., a Delaware corporation (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Pardes Biosciences, Inc., a Delaware corporation (“Pardes”), for (i) $2.02 per Share (the “Base Price Per Share”), (ii) an additional amount of cash of up to $0.17 per Share (such amount as finally determined pursuant to the Merger Agreement (as defined below), the “Additional Price Per Share” and, together with the Base Price Per Share, the “Cash Amount”), and (iii) one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement and the CVR Agreement (as defined below), the Offer Price will be paid net of any applicable tax withholding and without interest. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 16, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among Pardes, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Pardes, without a meeting or any further action of the Pardes stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Pardes will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The date and time at which the Merger becomes effective is referred to as the “Effective Time.” Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchaser will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date.

Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Pardes’ willingness to enter into the Merger Agreement and the CVR Agreement, Foresite Capital Opportunity Fund V, L.P., Foresite Capital Fund V, L.P. and FS Development Holdings II, LLC (each, a “Guarantor” and collectively, the “Guarantors”), affiliates of Parent, have duly executed and delivered to Pardes a limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Pardes and the holders of CVRs, in respect of certain obligations of Parent and Purchaser under the Merger Agreement and certain obligations of Pardes under the CVR Agreement. The Guarantors’ obligations under the Limited Guaranty are subject to a cap of $7.5 million with respect to obligations to Pardes arising under or in connection with the Merger Agreement and $400,000 with respect to obligations to the holders of CVRs arising under or in connection with the CVR Agreement. Each Guarantor is considered a co-offeror in the Offer. As co-offerors, each Guarantor accepts joint responsibility for the accuracy of the disclosures made in this Offer to Purchase.
The Additional Price Per Share, if any, will be determined prior to the Offer Closing Time based on Pardes’ Closing Net Cash as of immediately prior to the Expiration Date (the “Cash Determination Time”). Purchaser will issue a press release including the Additional Price Per Share no later than 9:00 a.m. Eastern time on the next business day after the Cash Determination Time. As used herein, “Closing Net Cash” means, without duplication, (i) Pardes’ cash and cash equivalents and marketable securities as of the Cash Determination Time, determined in accordance with GAAP, applied on a basis consistent with Pardes’ application thereof in its consolidated financial statements, minus (ii) the sum of Pardes’ consolidated short-term and long-term contractual obligations and liabilities (including Indebtedness (as defined in the Merger Agreement)) accrued or incurred by or on behalf of Pardes as of the Cash Determination Time, minus (iii) the Company Transaction Expenses (as defined in the Merger Agreement) only to the extent unpaid as of the Cash Determination Time, minus (iv) the Estimated Wind-Down Costs (as defined in the Merger Agreement), minus (v) the Expense Cap (as defined in the CVR Agreement), minus (vi) $12,000,000. The Cash Amount will equal the quotient derived by dividing the (A) the sum of the Closing Net Cash (as finally determined pursuant to the Merger Agreement) and the aggregate exercise price of all In-the-Money Options (as defined below) that are outstanding as of the Expiration Date and entitled receive the Company Stock Option Cash Consideration (as defined below) (the “Aggregate Exercise Price”) by (B) the total number of Shares, including each Share granted pursuant to a Company Stock Plan (as defined in the Merger Agreement) that are unvested or are subject to a repurchase option or risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with Pardes (the “Company Restricted Shares”), that are issued and outstanding as of immediately prior to the Offer Closing Time, and assuming the exercise of all In-the-Money Options outstanding as of the Effective Time (the “Company Outstanding Shares”). The Additional Price Per Share shall equal the Cash Amount as determined pursuant to the immediately preceding sentence, minus the Base Price Per Share.
Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, (i) each outstanding Share (other than any Company Restricted Shares (defined below), Shares held in the treasury by Pardes, Shares owned, directly or indirectly, by Parent, Purchaser or any other subsidiary of Parent (including Shares held by the Foresite Stockholders (as defined herein) at the commencement of the Offer, which shall be contributed to Parent prior to the Effective Time), Shares irrevocably accepted for purchase in the Offer and Shares held by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding, (ii) each option to purchase Shares granted under a Company Stock Plan (as defined in the Merger Agreement) (“Company Stock Options”) will become immediately vested and exercisable in full and (A) each Company Stock Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive, in consideration of the cancellation of such In-the-Money Option, (1) an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the product of (x) the excess of the Cash Amount over the applicable exercise price per share under such In-the-Money Option by (y) the total number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time (the “Company Stock Option Cash Consideration”) and (2) one CVR for each Share subject thereto and (B) each Company Stock Option that is not an In-the-Money Option will be cancelled for no consideration.
Pursuant to the terms of the Merger Agreement, prior to the Offer Closing Time, each share of Pardes’ unvested restricted stock (the “Company Restricted Shares”) that is then outstanding shall become immediately vested in full. At the Effective Time, each Company Restricted Share that is then outstanding shall be cancelled and the holder of each such cancelled Company Restricted Share shall be entitled to receive (i) the Cash Amount, less applicable tax withholding, and (ii) one CVR.
As noted in the Summary Term Sheet, there is a risk that (i) you may receive no Additional Price Per Share as part of the Cash Amount and (ii) you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if no Additional Price Per Share is payable and the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Base Price Per Share in cash that is being offered pursuant to the Offer. On July 27, 2023, the closing price of Pardes’ common stock as reported on The Nasdaq Stock Market LLC (“Nasdaq”) was $2.11 per Share, which is higher than the Base Price Per Share.
After careful consideration and upon the unanimous recommendation of a Special Committee (the “Special Committee”) of the Pardes board of directors (the “Pardes Board”), the non-recused members of the Pardes Board have duly and unanimously adopted resolutions: (i) determining that the Offer, the Merger and the other transactions are fair to and in the best interests of Pardes and the Pardes’ stockholders, other than the Foresite Stockholders (as defined herein), the Special Committee and the officers of Pardes subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “Unaffiliated Stockholders”), and (ii) approving the execution of the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, recommending that the Unaffiliated Stockholders accept the Offer and tender their Shares pursuant to the Offer, which resolutions shall not be subsequently rescinded, modified or withdrawn in any way, except in connection with a Superior Company Proposal (as such term is used in the Merger Agreement).
The Offer is subject to various conditions. See Section 13 –“Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 6 through 16 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.
July 28, 2023

IMPORTANT
If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Continental Stock Transfer & Trust Company (the “Depositary and Paying Agent”), and either deliver the certificates for your Shares to the Depositary and Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 –“Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.
* * *
Questions and requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

SUMMARY TERM SHEET
MediPacific Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of MediPacific, Inc., a Delaware corporation (“Parent”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.0001 per share (“Shares”), of Pardes Biosciences, Inc., a Delaware corporation (“Pardes”), for (i) $2.02 per Share (the “Base Price Per Share”), (ii) an additional amount of cash of up to $0.17 per Share (such amount as finally determined pursuant to the Merger Agreement (as defined below)) (such amount, the “Additional Price Per Share” and, together with the Base Price Per Share, the “Cash Amount”), and (iii) one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Cash Amount, the “Offer Price”), all upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Subject to the terms of the Merger Agreement and the CVR Agreement (as defined below), the Offer Price will be paid net of any applicable tax withholding and without interest. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 16, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among Pardes, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Pardes, without a meeting or any further action of the Pardes stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and Pardes will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Pardes’ willingness to enter into the Merger Agreement and the CVR Agreement, Foresite Capital Opportunity Fund V, L.P., Foresite Capital Fund V, L.P. and FS Development Holdings II, LLC (each, a “Guarantor” and collectively, the “Guarantors”), affiliates of Parent, have duly executed and delivered to Pardes a limited guaranty (the “Limited Guaranty”), dated as of the date of the Merger Agreement, in favor of Pardes and the holders of CVRs, in respect of certain obligations of Parent and Purchaser under the Merger Agreement and certain obligations of Pardes under the CVR Agreement. The Guarantors’ obligations under the Limited Guaranty are subject to a cap of $7.5 million with respect to obligations to Pardes arising under or in connection with the Merger Agreement and $400,000 with respect to obligations to the holders of CVRs arising under or in connection with the CVR Agreement. Each Guarantor is considered a co-offeror in the Offer. As co-offerors, each Guarantor accepts joint responsibility for the accuracy of the disclosures made in this Offer to Purchase.
The Offer will expire one minute after 11:59 p.m. Eastern Time on August 25, 2023 (the “Expiration Date”), unless extended in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition (as defined below), Purchaser will accept for payment (the date and time of such acceptance, the “Offer Closing Time”) and thereafter pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.
The following are some questions you, as a stockholder of Pardes, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in the Merger Agreement, the contingent value rights agreement, which is in substantially the form attached as Exhibit C to the Merger Agreement (the “CVR Agreement”), the Limited Guaranty, this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read the Merger Agreement, the CVR Agreement, the Limited Guaranty, this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Parent as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?
•
Purchaser, a wholly owned subsidiary of Parent, is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer. See Section 9 –“Certain Information Concerning Parent and Purchaser.” Certain obligations of Parent and Purchaser under the Merger Agreement have been guaranteed by the Guarantors, pursuant to the Limited Guaranty.

•	Parent is MediPacific, Inc. See Section 9 –“Certain Information Concerning Parent and Purchaser.”
•	Purchaser is MediPacific Sub, Inc. See Section 9 –“Certain Information Concerning Parent and Purchaser.”
•	The Guarantors are Foresite Capital Opportunity Fund V, L.P., Foresite Capital Fund V, L.P. and FS Development Holdings II, LLC. See Section 9 –“Certain Information Concerning Parent and Purchaser.”
WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?
•	Purchaser is seeking to purchase all of the outstanding Shares of Pardes. See the Introduction and Section 1 –“Terms of the Offer.”
HOW MUCH IS PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?
•
Purchaser is offering to pay a Base Price Per Share equal to $2.02 per Share, with an Additional Price Per Share of up to $0.17 per Share, to you, plus one non-transferable CVR per Share, in each case, without interest and subject to any applicable tax withholding, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

•
The Additional Price Per Share, if any, will be determined prior to the Offer Closing Time based on Pardes’ Closing Net Cash as of immediately prior to the Expiration Date (the “Cash Determination Time”). Purchaser will issue a press release including the Additional Price Per Share no later than 9:00 a.m. Eastern time on the next business day after the Cash Determination Time. The Cash Amount will equal the quotient derived by dividing the (A) the sum of the Closing Net Cash (as finally determined pursuant to the Merger Agreement) and the aggregate exercise price of all In-the-Money Options that are outstanding as of the Expiration Date and entitled receive the Company Stock Option Cash Consideration (as defined below) (the “Aggregate Exercise Price”) by (B) the total number of Shares, including each Share granted pursuant to a Company Stock Plan (as defined in the Merger Agreement) that are unvested or are subject to a repurchase option or risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with Pardes (the “Company Restricted Shares”), that are issued and outstanding as of immediately prior to the Offer Closing Time, and assuming the exercise of all In-the-Money Options outstanding as of the Effective Time (the “Company Outstanding Shares”). The Additional Price Per Share shall equal the Cash Amount as determined pursuant to the immediately preceding sentence, minus the Base Price Per Share.

•
You will only receive payments for any Additional Price Per Share if the Cash Amount at the Determination Time is greater than the Base Price Per Share. In making a decision to tender your Shares in the Offer, you should understand that there can be no assurance that any Additional Price Per Share will be payable, and therefore, it is possible that the Cash Amount may be no greater than the Base Price Per Share.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?
•
If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHAT IS THE CVR AND HOW DOES IT WORK?
•
At or prior to the Offer Closing Time, Pardes, Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”) and Fortis Advisors LLC, as representative of the holders of the CVRs (the “Representative”) will enter into the CVR Agreement, governing the terms of the CVRs. Each CVR will represent a contractual right to receive contingent cash payments (“CVR Proceeds”) equal to a pro rata share of 80% of the Net Proceeds (as defined in the CVR Agreement), if any, payable to or received by Parent, Pardes or any of their respective affiliates, that arise from the sale, transfer, license or other disposition (each, a “Disposition”) of Pardes’ assets associated with Pardes’ antiviral drug development programs and related assets as of the Merger closing date (collectively, the “CVR Products”) which Disposition occurs within five years of the Merger closing date (the “Closing Date,” and such period, the “Disposition Period”).

•
With respect to payments made in connection with the CVRs, it is not practicable to quantify an approximate amount expected to be distributed. Any such payments would be calculated and payable based on a distribution of Net Proceeds from Dispositions and we cannot predict whether Dispositions will occur at all, or at what price they may be effected. Net Proceeds would depend upon various unknown factors, including market conditions, the identification of potential acquirers, the conclusions reached by potential acquirers after conducting due diligence with respect to the assets and Pardes’ ability to negotiate and consummate Dispositions with such third parties. In connection with the Offer, none of the co-offerors conducted a valuation of Pardes assets subject to potential Dispositions under the CVRs, engaged any independent valuation firm to conduct an analysis of the potential value of such assets or received any material non-public information assessing the value of Pardes assets to be covered by the CVRs. Accordingly, in making a decision to tender your Shares in the Offer, you should understand that there is no reliable estimate of the amount of Net Proceeds, if any, that can be expected from Dispositions, if any, and therefore it is possible that no CVR Proceeds will be paid.

•
Pardes has agreed that neither Pardes nor any of its affiliates will take any action in bad faith with respect to, or with the primary purpose of avoiding, the payment of amounts required by the CVR Agreement, including by making any dividend, distribution or other transfer of Net Proceeds in a manner materially adverse to Pardes’ obligations in respect of Net Proceeds pursuant to the CVR Agreement. Additionally, during the Disposition Period, Pardes has agreed to use commercially reasonable efforts to enter into one or more agreements providing for a Disposition (a “Disposition Agreement”) and effectuate the completion of the transactions contemplated thereby as promptly as practicable after the Effective Time, subject to certain limitations set forth in the CVR Agreement. Pardes has also agreed that Pardes and its subsidiaries will use commercially reasonable efforts to continue to maintain and manage the CVR Products, subject to certain qualifications, including the absence of any requirement to develop any CVR Product or any other products or assets or to commence, defend or otherwise pursue any litigation, regulatory action or other proceeding relating to any CVR Product or any other products or assets. Pardes and its affiliates are not required or obligated to incur costs, fees or expenses in excess of $400,000 in the aggregate (the “Expense Cap”) pursuant to the CVR Agreement, and upon (i) the incurrence of fees and expenses by or on behalf of Pardes or its affiliates equal to or in excess of the Expense Cap or (ii) the termination of any consulting or contractor agreement between Pardes, on the one hand, and any of Pardes’ current or former officers or directors, on the other hand, prior to the incurrence of fees and expenses in such amount (which termination is by such current or former officer or director within the initial term of such agreement, which shall not be longer than six months), Pardes, Parent and their affiliates will not have any liability or obligation to any person for any breach of or failure to comply with, and shall not be required to expend any additional amounts in connection with, the covenants in the CVR Agreement with respect to entry into Disposition Agreements (or the completion of transactions contemplated thereby) or maintenance or management of the CVR Products.

•
Pardes’ and the Guarantors’ financial condition could deteriorate such that they would not have the necessary cash or cash equivalents to make the required payments pursuant to the CVR Agreement. The CVR holders will have no greater rights against Pardes under the CVR Agreement, or the Guarantors under the Limited Guaranty, than those of general unsecured creditors of Pardes or the Guarantors, as applicable, including in the event of any bankruptcy. The CVRs would be effectively junior in right of payment to all of Pardes’ and the Guarantors’ secured obligations to the extent of the collateral securing such obligations, and the CVRs would be pari passu with all of Pardes’ and the Guarantors’ unsecured obligations, including trade payables, pursuant to the CVR Agreement and the Limited Guaranty, as applicable. The Guarantors’ obligations under the Limited Guaranty are subject to a cap of $400,000 with respect to the obligations to the holders of CVRs arising under or in connection with the CVR Agreement.
•
It is currently anticipated that up to an aggregate of 64,077,682 CVRs will be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares, as well as Shares underlying each outstanding In-the-Money Option and Shares held by the Foresite Stockholders immediately prior to the Effective Time. For more information regarding the CVR Agreement, see Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements.”

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?
•
Yes. You will only receive payments with respect to your CVRs if a Disposition Agreement entered into during the Disposition Period results in CVR Proceeds, and such CVR Proceeds, if any, would depend upon various factors, including market conditions, whether the CVR Products would potentially be efficacious against any then circulating strain of coronavirus or other virus, the conclusions reached by potential acquirers after conducting due diligence with respect to the CVR Products, and Pardes’ ability to negotiate and consummate any Dispositions with third parties. Pardes believes there is currently no market opportunity for the CVR Products in light of the results from the pomotrelvir Phase 2 clinical trial, the evolution of COVID-19 from a pandemic to an endemic and the feedback received by Pardes from potential partners over the last several months. Even if market conditions were to change, there would still be significant uncertainty regarding Pardes’ ability to attract a potential acquirer for the CVR Products and, even if Pardes were to be successful in negotiating transaction terms with a potential acquirer of the CVR Products, whether any potential acquirer of the CVR Products would be able to (i) initiate and complete successful nonclinical studies and clinical trials for any product related to or based upon the CVR Products, (ii) conduct sufficient clinical trials or other studies to support the approval and commercialization of any product related to the CVR Products, (iii) demonstrate to the satisfaction of the U.S. Food and Drug Administration and similar foreign regulatory authorities the safety and efficacy and acceptable risk-to-benefit profile of any product related to the CVR Products, (iv) seek and obtain regulatory marketing approvals for any product related to the CVR Products, (v) establish and maintain supply and manufacturing relationships with third parties to ensure adequate and legally compliant manufacturing of bulk drug substances and drug products to maintain that supply, (vi) launch and commercialize any product candidates that were to obtain marketing approval and, if launched, successfully establish a sales, marketing and distribution infrastructure, (vii) demonstrate the necessary safety data post-approval to ensure continued regulatory approval, (viii) demonstrate the actual and perceived benefits of any product related to the CVR Products, if approved, relative to existing and future alternative therapies for COVID-19 based upon availability, cost, risk and safety profile, drug-drug interactions, ease of administration, side effects and efficacy, (ix) obtain coverage and adequate product reimbursement from third-party payors, including government payors, (x) achieve market acceptance for any approved products, (xi) address any competing technological and market developments, (xii) negotiate favorable terms in any collaboration, licensing or other arrangements into which such acquirer may enter in the future and perform its obligations under such collaborations, (xiii) establish, maintain, protect and enforce intellectual property rights related to the CVR Products and (xiv) attract, hire and retain qualified personnel, among other unknowns, and therefore Pardes’ estimate as to the amount that is expected to be payable under the CVRs is $0.00.

•
In the event that a Disposition of CVR Products does not occur within the Disposition Period and no other contingent payment condition is achieved, holders of the CVRs will not receive any payment pursuant to the CVR Agreement. In addition, only with respect to CVRs issued in exchange for Company Stock Options, CVR Proceeds will only be payable if the CVR Payment Date (as defined in the CVR Agreement) in respect of such CVR Proceeds occurs either during the Disposition Period or on or before March 15 of the calendar year in which such Disposition occurs, whichever date is later. If the CVR Payment Date with respect to such CVR Proceeds issued in exchange for Company Stock Options, if any, occurs after the later of the Disposition period or March 15 of the calendar year in which the Disposition occurred, the amount of CVR Proceeds will be reallocated to holders of CVRs entitled to receive CVR Proceeds on such CVR Payment Date. In considering whether to tender your Shares in the Offer, you should consider that it is entirely possible that no cash will be distributed to the holders of a CVR under the terms of the CVR Agreement.
MAY I TRANSFER MY CONTINGENT VALUE RIGHTS?
•
The CVRs will not be transferable except: (i) upon death of the holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) pursuant to a court order; (iv) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) to an affiliate of a holder or any investment vehicle managed and controlled by such holder or any of its affiliates or a parallel, alternative, co-investment fund or successor-in-interest to any such entity; (vi) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case, to the extent allowable by the Depository Trust Company (“DTC”); or (vii) that CVRs may be abandoned.

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?
•
In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in Parent, Pardes or Purchaser. No interest will accrue or become payable in respect of any of the amounts that may become payable on the CVRs.

WHY IS PURCHASER MAKING THE OFFER?
•
Purchaser is making the Offer because Purchaser and Parent wish to acquire Pardes. See Section 1 –“Terms of the Offer” and Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?
•
Pursuant to the Merger Agreement, Purchaser’s obligation to accept Shares tendered in the Offer is subject to the satisfaction or waiver of certain conditions. Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(i)
prior to the Expiration Date, there shall not have been validly tendered (and not properly withdrawn) a number of Shares that would represent at least a majority of the Shares owned by Unaffiliated Stockholders (the “Minimum Tender Condition”); or

(ii)	any of the following conditions shall exist or shall have occurred and be continuing at the Expiration Date:
(A)	there shall be any Legal Restraint (as defined below) in effect preventing or prohibiting the consummation of the Offer or the Merger;
(B)
(1) any representation or warranty of Pardes set forth in Article IV of the Merger Agreement (other than those set forth in Sections 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), 4.02 (Capital Structure), 4.04 (Authority; Execution and Delivery; Enforceability), 4.05(a)(i) (No Conflicts); 4.08(a) (No Material Adverse Effect), 4.13 (Brokers and Other Advisors), 4.15 (Opinion of Financial Advisors) and 4.16 (No Vote Required)) shall not be true and correct at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement) (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (2) any representation or warranty of Pardes set forth in Sections 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), 4.02(b), (f) and (g) (Capital Structure), 4.04 (Authority; Execution and Delivery; Enforceability), 4.05(a)(i) (No Conflicts), 4.13 (Brokers and other Advisors), 4.15 (Opinion of Financial Advisors) and 4.16 (No Vote Required) of the Merger Agreement shall not be true and correct in all material respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (3) any representation or warranty of Pardes set forth in Section 4.02(a), (c), (d) and (e) (Capital Structure) of the Merger Agreement shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (4) any representation or warranty of Pardes set forth in Section 4.08(a) (No Material Adverse Effect) of the Merger Agreement shall not be true and correct in all respects as of such time;
(C)	Pardes shall have failed to perform in all material respects the obligations to be performed by it under the Merger Agreement;
(D)
Parent shall have failed to receive from Pardes a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Pardes, certifying to the effect that the Offer Conditions set for in clauses (B) and (C) above have been satisfied as of immediately prior to the expiration of the Offer;

(E)	the Merger Agreement shall have been terminated in accordance with its terms (the “Termination Condition”); or
(F)	the Closing Net Cash as finally determined is less than $125,000,000.
Purchaser and Parent reserve the right to waive certain of the conditions to the Offer in their sole discretion; provided that they may not waive the Minimum Tender Condition or the Termination Condition.
The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 –“Terms of the Offer” and Section 13 –“Conditions of the Offer.”
IS THERE AN AGREEMENT GOVERNING THE OFFER?
•
Yes. Pardes, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements.” Additionally, the obligations of Parent and Purchaser under the Merger Agreement have been guaranteed by the Guarantors pursuant to the Limited Guaranty, subject to the terms and conditions set forth therein.

DOES PARENT HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRS?
•
Yes. Parent expects to (i) pay cash consideration for all Shares accepted for payment in the Offer with Pardes’ Closing Net Cash as finally determined pursuant to the Merger Agreement, and (ii) make any payments of CVR Proceeds with the Net Proceeds from the applicable Disposition of CVR Products, if any. In connection with the execution of the Merger Agreement, the Guarantors have agreed to guarantee certain of Parent’s and Purchaser’s obligations under the Merger Agreement and certain of Pardes’ obligations under the CVR Agreement, subject to the terms and conditions set forth in the Limited Guaranty. The Guarantors’ obligations under the Limited Guaranty are subject to a cap of $7.5 million with respect to obligations to Pardes arising under or in connection with the Merger

Agreement and $400,000 with respect to obligations to the holders of CVRs arising under or in connection with the CVR Agreement. See Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 –“Source and Amount of Funds.”
SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
•
No, we do not believe it is relevant for the reasons set forth herein. The funds to pay for all Shares accepted for payment in the Offer will be funded by Pardes’ Closing Net Cash as finally determined pursuant to the Merger Agreement. Any payments of CVR Proceeds will be paid from the Net Proceeds from the applicable Disposition of CVR Products, if any. In addition, in connection with the execution of the Merger Agreement, the Guarantors have agreed to guarantee the obligations of Parent and Purchaser to Pardes under the Merger Agreement up to $7.5 million and, with respect to the obligations of Parent and Purchaser to the holders of CVRs under the CVR Agreement, up to $400,000, subject to the terms and conditions set forth in the Limited Guaranty.

•
Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists solely of cash (which is supported by Pardes’ Closing Net Cash as finally determined in accordance with the Merger Agreement and the Limited Guaranty) and CVRs (which will be supported by the Net Proceeds from the Disposition(s) of CVR Products, if any), the Offer is not subject to any financing conditions, the Offer is for all outstanding Shares of Pardes, and because of the lack of any relevant historical information concerning Purchaser, Purchaser’s financial condition is not relevant to your decision to tender in the Offer. See Section 12 –“Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?
•
You will have until one minute after 11:59 p.m. Eastern Time on August 25, 2023, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the Expiration Date of the Offer as so extended. See also Section 1 – “Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?
•
Yes, the Offer can be extended. We have agreed in the Merger Agreement, subject to our rights to terminate the Merger Agreement in accordance with its terms, if on any then-scheduled expiration of the Offer the Minimum Tender Condition has not been satisfied or any Offer Condition (as defined in the Merger Agreement) has not been satisfied or waived by Purchaser (set forth in Section 13 –“Conditions of the Offer”), Purchaser may, in its discretion, or at the request of Pardes, Purchaser shall, extend the Offer (i) for periods of up to 10 business days per extension to permit such Offer Condition to be satisfied or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the rules of The Nasdaq Stock Market LLC (“Nasdaq”) applicable to the Offer; provided, that, in no event shall Parent or Purchaser be permitted or required to extend the Offer beyond December 16, 2023 (the “Outside Date”).

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?
•
If Purchaser extends the Offer, we will inform Continental Stock Transfer & Trust Company, the depositary and paying agent for this Offer (the “Depositary and Paying Agent”), of that fact and will issue a press release giving the new Expiration Date no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1 –“Terms of the Offer.”

HOW DO I TENDER MY SHARES?
•
If you hold your Shares directly as the registered owner, you can: (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent; or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3 –“Procedures for Tendering Shares,” not later than the expiration of the Offer. See Section 3 –“Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.
•
If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•
In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary and Paying Agent of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3 –“Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2 –“Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
•	You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m. Eastern Time on August 25, 2023, unless Purchaser extends the Offer. See Section 4 –“Withdrawal Rights.”
•
In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after September 26, 2023, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 –“Withdrawal Rights.”

WHAT DOES PARDES’ BOARD OF DIRECTORS THINK OF THE OFFER?
•
After careful consideration and upon the unanimous recommendation of a Special Committee (the “Special Committee”) of the Pardes’ board of directors (the “Pardes Board”), the non-recused members of the Pardes Board have unanimously recommended that you accept the Offer. Pardes’ full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it has filed with the SEC concurrently with the filing of our Tender Offer Statement on Schedule TO dated July 28, 2023. See also the “Introduction” below.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
•
If we accept Shares for payment pursuant to the Offer, then the Minimum Tender Condition will have been satisfied and we will hold a sufficient number of Shares to effect the Merger without a vote by Pardes stockholders under the General Corporation Law of the State of Delaware (the “DGCL”). If the Merger occurs, then Pardes will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than any Company Restricted Shares, any Shares held by or in treasury by Pardes, any Shares owned, directly or indirectly, by Parent, Purchaser or any subsidiary of Parent (including Shares held by the Foresite Stockholders at the commencement of the Offer, which shall be contributed to Parent prior to the Effective Time), any Shares irrevocably accepted for purchase in the Offer and any Shares held by stockholders who are entitled to and who properly exercised appraisal rights pursuant to Section 262 of the DGCL) will be converted automatically into the right to receive the Offer Price, without interest and subject to any withholding of taxes. For more information, see the “Introduction” below.

•	Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. As required by Section 251(h) of the DGCL, the Merger

Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements.”
IF THE OFFER IS COMPLETED, WILL PARDES CONTINUE AS A PUBLIC COMPANY?
•
No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent, and the Shares will be delisted from Nasdaq and Pardes’ obligations to file periodic reports under the Exchange Act will be suspended, and Pardes will be privately held. See Section 7 –“Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
•
If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer.

•
If you decide not to tender your Shares in the Offer and the Merger does not occur, you will remain a stockholder of Pardes. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. See Section 7 –“Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

•
Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7 –“Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
On July 27, 2023, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on Nasdaq was $2.11, which is higher than the Base Price Per Share. See Section 6 –“Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•
If the conditions to the Offer as set forth in the Introduction and Section 13 –“Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount in cash equal to the number of Shares you tendered multiplied by the Cash Amount, plus one CVR per Share, in each case, without interest and subject to any applicable tax withholding, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three business days). See Section 1 –“Terms of the Offer” and Section 2 –“Acceptance for Payment and Payment for Shares.”

•	We will pay to the holders of CVRs the applicable CVR Proceeds, if any, within 30 days following the receipt of proceeds from a Disposition during the Disposition Period.
•	For more information regarding the CVR Agreement, see Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements.”
IF I AM AN EMPLOYEE OF PARDES, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?
•
At the Effective Time, each Company Stock Option will become immediately vested and exercisable in full and (A) each Company Stock Option that has an exercise price per share that is less than the Cash Amount (each, an “In-the-Money Option”) that is then outstanding will be cancelled, and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive, in consideration of the cancellation of such In-the-Money Option, (1) an amount in cash, without any interest thereon and subject to any withholding of taxes, equal to the product of (x) the excess of the Cash Amount over the applicable exercise price per share under such In-the-Money Option by (y) the total number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time (the “Company Stock Option Cash Consideration”) and (2) one CVR for each Share subject thereto and (B) each Company Stock Option that is not an In-the-Money Option will be cancelled for no consideration.
•
Immediately prior to the Offer Closing Time, each Company Restricted Share that is then outstanding shall become immediately vested in full. At the Effective Time, each Company Restricted Share that is then outstanding shall be cancelled and the holder of such cancelled Company Restricted Share shall be entitled to receive (i) the Cash Amount, less applicable tax withholding, and (ii) one CVR.

•
CVR Proceeds with respect to CVRs issued in exchange for Company Stock Options will only be payable if the CVR Payment Date in respect of such CVR Proceeds occurs during the Disposition Period or on or before March 15 of the calendar year in which such Disposition occurs, whichever date is later. If the CVR Payment date with respect to such CVR Proceeds, if any, occurs after the later of the Disposition period or March 15 of the calendar year in which the Disposition occurred, then such amount of CVR Proceeds will be reallocated to holders of CVRs entitled to receive CVR Proceeds on such CVR Payment Date.

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?
•
The receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger will be treated for U.S. federal income tax purposes either as (1) consideration received in a sale or exchange of the Shares that you exchange in the Offer or the Merger or (2) a distribution in respect of your Shares. The amount of income, gain or loss a holder recognizes, and the timing and character of such income, gain or loss, will depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. To the extent required to take a position, we intend to act consistently with the receipt of the CVRs as part of an “open transaction” for U.S. federal income tax purposes. Assuming such treatment is respected by the Internal Revenue Service (“IRS”), a U.S. Holder (as defined below in Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) who holds no Shares following the Offer and the Merger is expected (except to the extent any portion of such payment is required to be treated as imputed interest as defined below in Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) to recognize income, gain or loss equal to the difference between the amount of cash received (including in payments pursuant to the CVRs, but not including the amount of such payments treated as imputed interest) in exchange for the Shares sold or exchanged in the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares exchanged pursuant to the Offer or the Merger. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

The U.S. federal, state, local and non-U.S. income and other tax consequences to holders or beneficial owners of Company Stock Options or Company Restricted Shares participating in the Merger with respect to such Company Stock Options or Company Restricted Shares are not discussed herein, and such holders or beneficial owners of Company Stock Options or Company Restricted Shares are strongly encouraged to consult their own tax advisors regarding such tax consequences. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.
WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
•
No appraisal rights are available to the holders of Shares in connection with the Offer and stockholders who tender their Shares in the Offer will not have appraisal rights in connection with the Merger. However, if Purchaser purchases Shares in the Offer and the Merger is consummated, holders and beneficial owners of Shares outstanding as of immediately prior to the Effective Time who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdrew such Shares prior to the time Parent accepts properly tendered Shares for purchase); (ii) otherwise comply with the applicable procedures under Section 262 of the DGCL; and, (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL plus interest, if any, on the amount determined to be the fair value.
•
The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Pardes may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.

•
Any stockholder or beneficial owner of Shares who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

•
The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by stockholders or beneficial owners of Shares desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law, which are contained in Section 262 of the DGCL and will be further summarized in a notice of the availability of appraisal rights to be sent by Pardes. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

•
If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•	You can call Innisfree M&A Incorporated, the Information Agent, toll-free at (877) 800-5190. See the back cover of this Offer to Purchase.

To All Holders of Shares of
Pardes Biosciences, Inc.
INTRODUCTION
Purchaser, a wholly owned subsidiary of Parent, is making the Offer to acquire all outstanding Shares of Pardes for (i) the Base Price Per Share, (ii) the Additional Price Per Share, if any, and (iii) one CVR per Share, all upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Subject to the terms of the Merger Agreement and the CVR Agreement, the Offer Price will be paid net of any applicable tax withholding and without interest. The Offer is being made pursuant to the Merger Agreement among Pardes, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Pardes, without a meeting or any further action of the Pardes stockholders in accordance with Section 251(h) of the DGCL, and Pardes will be the Surviving Corporation and a wholly owned subsidiary of Parent. Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition, Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer on the Offer Closing Date.
Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Pardes’ willingness to enter into the Merger Agreement and the CVR Agreement, the Guarantors, affiliates of Parent, have duly executed and delivered to Pardes the Limited Guaranty in favor of Pardes and the holders of CVRs, in respect of certain obligations of Parent and Purchaser under the Merger Agreement and certain obligations of Pardes under the CVR Agreement. The Guarantors’ obligations under the Limited Guaranty are subject to a cap of $7.5 million with respect to obligations to Pardes arising under or in connection with the Merger Agreement and $400,000 with respect to obligations to the holders of CVRs arising under or in connection with the CVR Agreement. Each Guarantor is considered a co-offeror in the Offer. As co-offerors, each Guarantor accepts joint responsibility for the accuracy of the disclosures made in this Offer to Purchase.
As noted in the Summary Term Sheet, there is a risk that (i) you may receive no Additional Price Per Share as part of the Cash Amount and (ii) you may receive no payments under the CVRs. Therefore, in making a decision to tender your Shares, you should understand that if no Additional Price Per Share is payable and the CVR does not generate any payments, the only consideration that you would receive in the Offer is the Base Price Per Share in cash that is being offered pursuant to the Offer. On July 27, 2023, the closing price of Pardes’ common stock as reported on Nasdaq was $2.11 per Share, which is higher than the Base Price Per Share.
If your Shares are registered in your name and you tender directly to the Depositary and Paying Agent, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.
We will pay all charges and expenses of the Depositary and Paying Agent and the Information Agent.
Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:
(i)	prior to the Expiration Date, the Minimum Tender Condition shall have not been satisfied; or
(ii)	any of the conditions set forth in Section 13 –“Conditions of the Offer” shall exist or shall have occurred and be continuing at the Expiration Date of the Offer.
Purchaser and Parent reserve the right to waive certain of the conditions to the Offer in their sole discretion; provided that they may not waive the Minimum Tender Condition. See Section 13 –“Conditions of the Offer.”

The Offer will expire one minute after 11:59 p.m. Eastern Time on August 25, 2023, unless the Offer is extended. See Section 1 – “Terms of the Offer,” Section 13 –“Conditions of the Offer” and Section 15 –“Certain Legal Matters; Regulatory Approvals.”
After careful consideration and upon the unanimous recommendation of the Special Committee, the non-recused members of the Pardes Board have duly and unanimously adopted resolutions: (i) determining that the Offer, the Merger and the other transactions are fair to and in the best interests of Pardes and the Unaffiliated Stockholders, (ii) approving the execution of the Merger Agreement and, subject to the terms and conditions of the Merger Agreement, recommending that the Unaffiliated Stockholders accept the Offer and tender their Shares pursuant to the Offer, which resolutions shall not be subsequently rescinded, modified or withdrawn in any way, except in connection with a Superior Company Proposal (as such term is used in the Merger Agreement).
For reasons considered by the Pardes Board, see Pardes’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the SEC in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, Pardes and Purchaser and specified in the certificate of merger).
Pursuant to the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of Shares, (i) each outstanding Share (other than any Company Restricted Shares, Shares held in the treasury by Pardes, Shares owned, directly or indirectly, by Parent, Purchaser or any other subsidiary of Parent (including Shares held by the Foresite Stockholders at the commencement of the Offer, which shall be contributed to Parent prior to the Effective Time), Shares irrevocably accepted for purchase in the Offer and Shares held by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding, (ii) each Company Stock Option will become immediately vested and exercisable in full and (A) each In-the-Money Option that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive in consideration of the cancellation of such In-the-Money Option, (1) an amount in cash, without any interest thereon and subject to applicable tax withholding, equal to the product of (x) the excess of the Cash Amount over the applicable exercise price per share under such In-the-Money Option by (y) the total number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time and (2) one CVR for each Share subject thereto and (B) each Company Stock Option that is not an In-the-Money Option will be cancelled for no consideration.
Pursuant to the terms of the Merger Agreement, prior to the Offer Closing Time, each Company Restricted Share that is then outstanding shall become immediately vested in full. At the Effective Time, each Company Restricted Share that is then outstanding shall be cancelled and the holder of each such cancellated Company Restricted Share shall be entitled to receive (i) the Cash Amount, less applicable tax withholding, and (ii) one CVR.
The Merger Agreement is more fully described in Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Company Restricted Shares and Company Stock Options in the Merger. Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.
Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Pardes’ stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of Pardes that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to such offer and received by the depositary prior to expiration of such offer, together with the stock otherwise owned by the consummating corporation or its affiliates and any

“rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of Pardes to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement; and (iii) each outstanding share (other than “excluded stock” (as defined in Section 251(h) of the DGCL)) of the company that is subject of and not irrevocably accepted for purchase in such offer is converted in such merger into the right to receive the same amount and kind of cash, property, rights or securities paid for such shares pursuant to such offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Pardes will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Pardes will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements.”
The Merger Agreement, the CVR Agreement, the Limited Guaranty, this Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER
1.	TERMS OF THE OFFER.
Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4 –“Withdrawal Rights.” The Offer will expire at one minute after 11:59 p.m. Eastern Time on the Expiration Date, unless extended in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended.
Purchaser is offering to pay a Base Price Per Share equal to $2.02 per Share, with an Additional Price Per Share of up to $0.17 per Share, to you, plus one non-transferable CVR per Share, in each case, without interest and subject to any applicable tax withholding, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. The Additional Price Per Share, if any, will be determined prior to the Offer Closing Time based on Pardes’ Closing Net Cash as of the Expiration Date. Purchaser will issue a press release including the Additional Price Per Share no later than 9:00 a.m. Eastern time on the next business day after the Cash Determination Time. The Cash Amount will equal the quotient derived by dividing the (A) the sum of the Closing Net Cash (as finally determined pursuant to the Merger Agreement) and the Aggregate Exercise Price by (B) the Company Outstanding Shares. The Additional Price Per Share shall equal the Cash Amount as determined pursuant to the immediately preceding sentence, minus the Base Price Per Share. In making a decision to tender your Shares in the Offer, you should understand that (1) there can be no assurance that any Additional Price Per Share will be payable, and therefore, it is possible that the Cash Amount may be no greater than the Base Price Per Share and (2) it is entirely possible that no cash will be distributed to the holders of a CVR under the terms of the CVR Agreement.
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13 –“Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements – Summary of the Merger Agreement – Termination” occur.
Purchaser expressly reserves the right, in its sole discretion, to: (i) waive, in whole or in part, any Offer Condition other than the Minimum Tender Condition; and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that Pardes’ consent is required for Purchaser to:
(A)	reduce the number of Shares subject to the Offer;
(B)	reduce the Offer Price below the Base Price Per Share;
(C)	waive, amend or modify the Termination Condition;
(D)	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;
(E)	terminate, extend or otherwise modify the Expiration Date of the Offer other than as provided in the Merger Agreement;
(F)
change the form or terms of consideration payable in the Offer (provided that the determination of the final Cash Amount pursuant to the terms of the Merger Agreement above the Base Price Per Share will not constitute such a change);

(G)	otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares; or
(H)	provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.
Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer and the Merger Agreement, including the Minimum Tender Condition, Purchaser will accept for payment and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures.

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (A) through (H) above.
The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms, Purchaser may elect to (and if so requested by Pardes, will) extend the Offer: (A) for periods of up to 10 business days each if (i) on any then scheduled Expiration Date of the Offer, the Minimum Tender Condition has not been satisfied or any other Offer Condition (as set forth in Section 13 –“Conditions of the Offer”) has not been satisfied or waived, to permit such Offer Condition to be satisfied (but in the case of the Minimum Tender Conditions being the only condition not satisfied, on no more than five occasions) or (ii) the determination of the Closing Net Cash and resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement, or (B) for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer, provided that in no event shall Parent or Purchaser be permitted or required to extend the Offer beyond the Outside Date.
See Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements.”
Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 –“Withdrawal Rights.”
Without Pardes’ consent, there will not be a subsequent offering period for the Offer.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to stockholders.
We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13 –“Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.
Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d) and 14e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.
Promptly following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Pardes pursuant to Section 251(h) of the DGCL.
Pardes has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Pardes’ stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.
Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13 –“Conditions of the Offer,” we will immediately after the Expiration Date irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, promptly after the Expiration Date (and in any event within three business days), pay for such Shares.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of: (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3 –“Procedures for Tendering Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary and Paying Agent. See Section 3 –“Procedures for Tendering Shares.”
For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3 –“Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
3.	PROCEDURES FOR TENDERING SHARES.
Valid Tender of Shares. To validly tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depositary and Paying Agent, must be received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration of the Offer and either: (i) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent; or (ii) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary and Paying Agent (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer. The Depositary and Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the

Depositary and Paying Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”
Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary and Paying Agent.
Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed: (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
Other Requirements. Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of: (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary and Paying Agent. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary and Paying Agent. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depositary and Paying Agent.
Binding Agreement. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Pardes, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.
Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction.
Backup Withholding. Payments made to a stockholder upon such stockholder’s exchange of Shares pursuant to the Offer or the Merger may be subject to information reporting, and the Cash Amount paid to a holder of Shares may be subject to backup withholding (currently at the rate of 24%). In addition, payments with respect to a CVR may be subject to information reporting and backup withholding.
A U.S. Holder (as defined below in Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will not be subject to backup withholding if: (i) the U.S. Holder: (A) furnishes a correct taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed and executed IRS Form W-9, which will be included with the applicable Letter of Transmittal to be returned to the Depositary and Paying Agent); or (B) otherwise establishes to the satisfaction of the Depositary and Paying Agent that such U.S. Holder is exempt from backup withholding; and (ii) with respect to payments on the CVRs, provides the rights agent with a certification described in clause (i)(A) of this sentence or otherwise establishes an exemption from backup withholding.
A Non-U.S. Holder (as defined below in Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) will generally not be subject to backup withholding if the Non-U.S. Holder certifies to the applicable withholding agent that it is exempt from backup withholding by providing a properly executed IRS Form W-8BEN-E or W-8BEN, as applicable (or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. Holders (as defined below in Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”) are urged to consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding. For a discussion of U.S. federal income tax consequences to Holders, see Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”.
United States Federal Withholding Tax on Payments to Non-U.S. Holders. Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, the Depositary, Paying Agent, or other withholding agent, may withhold an amount equal to 30% of the gross payments payable to the Non-U.S. Holder or his or her agent unless (a) the Depositary, Paying Agent or other withholding agent determines that a reduced rate of withholding is available under a tax treaty or (b) an exemption from withholding is applicable because the Non-U.S. Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), described in Section 5 that would characterize the transaction as an exchange (as opposed to a distribution) or because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder) (see Section 5 –“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”).
To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary, Paying Agent or other withholding agent, a validly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer or the Merger are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, Paying Agent or other withholding agent a validly completed and executed IRS Form W-8ECI before the payment is made. To obtain an exemption from withholding on the grounds that the transaction is characterized as an exchange (as opposed to a distribution), a Non-U.S. Holder must provide documentation to the Depositary, Paying Agent or other withholding agent pursuant to which the Depositary, Paying Agent or other withholding agent may determine that such Non-U.S. Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the Code described in Section 5. The Depositary, Paying Agent or other withholding agent will determine a stockholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted.
As discussed in more detail in Section 5, a Non-U.S. Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if (a) the Non-U.S. Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the Code described in Section 5 that would characterize the transaction as an exchange (as opposed to a distribution) with respect to which the Non-U.S. Holder is not subject to tax, or (b) is otherwise able to establish that no tax or a reduced amount of tax is due.
Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.
4.	WITHDRAWAL RIGHTS.
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. Eastern Time on August 25, 2023), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after September 26, 2023, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this

Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 –“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of such certificates.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding, subject to the rights of the tendering holders of Shares to challenge our determination in a court of competent jurisdiction. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in Section 3 –“Procedures for Tendering Shares” at any time prior to the expiration of the Offer.
If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights pursuant to the Offer, the Depositary and Paying Agent may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholder’s exercise of withdrawal rights as described in this Section 4.
5.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER.
The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for cash and CVRs in the Offer or Merger. This summary is for general information purposes only and is not tax advice. This summary is based on the Code, U.S. Treasury regulations promulgated under the Code (“Treasury Regulations”), published rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary addresses only Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, persons that have a functional currency other than the U.S. dollar, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Shares, Holders that exercise appraisal rights, Holders whose Shares are “qualified small business stock” within the meaning of Section 1202 of the Code or stock to which the rollover provisions of Section 1045 of the Code apply, and persons who acquired their Shares upon the vesting and cancellation of Company Stock Options or Company Restricted Shares in connection with the Merger or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) has the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” or “Holders” means a U.S. Holder or a Non-U.S. Holder.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. The partnership and partners of the partnership holding Shares should consult their tax advisors regarding the particular tax consequences of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger applicable to them.
We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.
Holders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.
U.S. Holders.
The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will, depending on such U.S. Holder’s particular circumstances, generally be treated as a sale or exchange for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s Shares. The funds to pay for all Shares accepted for payment in the Offer and exchanged in the Merger will be funded by Pardes’ Closing Net Cash as finally determined pursuant to the Merger Agreement, and the CVRs will be issued by Pardes. As a result, the exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be treated as a redemption of Shares by Pardes for U.S. federal income tax purposes. Under Section 302(b) of the Code, the exchange of Shares for cash and CVRs pursuant to the Offer or the Merger generally will be treated as a “sale or exchange” if the exchange: (i) results in a “complete termination” of the U.S. Holder’s interest in Pardes, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 302(c) of the Code), generally must be taken into account. U.S. Holders should be aware that acquisitions or dispositions of Shares as part of a plan that includes the U.S. Holder’s exchange of Shares pursuant to the Offer or the Merger may need to be taken into account in determining whether any of the Section 302 tests are satisfied. Due to the factual nature of these tests, U.S. Holders are urged to consult their own tax advisors to determine whether an exchange of Shares pursuant to the Offer or the Merger qualifies for sale or exchange treatment under these tests in light of their particular circumstances.
The exchange of Shares pursuant to the Offer or the Merger generally will result in a “complete termination” of the U.S. Holder’s interest in Pardes if either (i) the U.S. Holder owns no shares of Pardes’ common stock actually or constructively after the shares are sold pursuant to the Offer or the Merger or (ii) the U.S. Holder actually owns no shares of Pardes stock after the Offer or the Merger and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution are urged to consult their own tax advisors concerning the mechanics and desirability of such a waiver.

The exchange of Shares pursuant to the Offer or the Merger generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of Pardes’ outstanding shares actually and constructively owned by the U.S. Holder immediately after the exchange is less than 80% of the percentage of Pardes’ outstanding shares actually and constructively owned by the U.S. Holder immediately before the exchange.
The exchange of Shares pursuant to the Offer or the Merger generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if the reduction in the U.S. Holder’s proportionate interest in Pardes’ stock as a result of the exchange constitutes a “meaningful reduction.” Whether the receipt of cash and CVRs by the U.S. Holder will be treated as not essentially equivalent to a dividend will depend on the particular facts and circumstances, including the number of shares of Pardes’ common stock purchased (or treated as purchased) by Pardes pursuant to the Offer or the Merger. However, in certain circumstances, even a small reduction in the percentage ownership interest of a stockholder whose relative stock interest in a publicly held corporation (such as Pardes) is minimal and who exercises no control over the corporation’s business may constitute a “meaningful reduction.” U.S. Holders are urged to consult their own tax advisors to determine the application of this test (and the other Section 302 tests) in light of their particular circumstances.
If any of these three Section 302 tests for “sale or exchange” treatment is met, the amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.
There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs or payments received thereunder in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, or in some other manner, and such questions are inherently factual in nature. Accordingly, Holders are urged to consult with their tax advisors regarding this issue.
Pursuant to Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVR is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder may treat the transaction as an open transaction for purposes of determining gain or loss. These Treasury Regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as contract rights, debt instruments or deferred payment contract rights for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. We urge you to consult your own tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.
As a result, we cannot express a definitive conclusion as to the U.S. federal income tax treatment of receipt of the CVRs or receipt of any payment pursuant to the CVRs. However, to the extent required to take a position and except as otherwise required pursuant to applicable law, Pardes intends to treat the payments pursuant to the CVRs (rather than the CVRs themselves) as a portion of the consideration received by Holders in the Offer or the Merger. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to this treatment. In such event, the tax consequences of the receipt of CVRs and/or payments with respect to the CVRs could differ materially from those summarized below (including, potentially, a portion or all of payments made with respect to the CVRs giving rise to ordinary income, rather than capital gain). No opinion of counsel or ruling has been or will be sought from the IRS regarding the tax treatment of the CVRs.
Treatment as Open Transaction. If the receipt of a CVR pursuant to the Offer or the Merger is treated under the open transaction method of accounting for U.S. federal income tax purposes, the fair market value of the CVR will not be treated as additional consideration for the Shares at the time the CVR is received, and the U.S. Holder will not have any tax basis in the CVR. Instead, the U.S. Holder will take payments pursuant to the

CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. Generally, a portion of such payments will be treated as imputed interest, as described in more detail below, and the balance as additional consideration recognized in exchange for the Shares.
If the receipt of a CVR is part of an open transaction and any of the three Section 302 tests for “sale or exchange” treatment discussed above is met, then, although not entirely clear, the sum of the Cash Amount received for a U.S. Holder’s Shares and the portion of the payments pursuant to the CVR that is not treated as imputed interest will generally be applied first against a U.S. Holder’s adjusted tax basis in the Shares and any excess thereafter treated as gain. A U.S. Holder will recognize loss with respect to a Share to the extent that the holder’s adjusted tax basis in such Share exceeds the sum of the Cash Amount received for a U.S. Holder’s Shares and the cash received pursuant to the CVR that is not treated as imputed interest. A U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVR. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Share exceeds one year. The deductibility of capital losses is subject to limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares of the same class acquired at the same cost on the same day) exchanged pursuant to the Offer or the Merger.
If the receipt of a CVR is part of an open transaction and none of the three Section 302 tests for “sale or exchange” treatment discussed above is met, then the Cash Amount received for the U.S. Holder’s Shares plus any amounts received pursuant to the CVRs by will be treated as a distribution with respect to such U.S. Holder’s Shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of Pardes’ current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of (and in reduction of, but not below zero) the U.S. Holder’s tax basis in the relevant Shares, and any remaining portion will be treated as capital gain from the sale or exchange of Shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the Shares on the date of the exchange exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for any non-taxable return of capital discussed above) in the Shares exchanged pursuant to the Offer or the Merger will be added to any remaining Shares held by such U.S. Holder. A dividend received by a non-corporate U.S. Holder may be treated as “qualified dividend income” that is subject to reduced tax rates (subject to applicable requirements, exceptions and limitations). A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal tax consequences of the Offer or the Merger to them in light of their particular circumstances.
Treatment as Closed Transaction. If the receipt of a CVR is part of a closed transaction, and any of the three Section 302 tests for “sale or exchange” treatment discussed above is met, a U.S. Holder generally would recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the sum of the Cash Amount received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. Gain or loss generally would be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if the Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations.
If none of the tests set forth in Section 302(b) of the Code is met with respect to a U.S. Holder, the sum of the Cash Amount received for the U.S. Holder’s Shares plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received by such U.S. Holder pursuant to the Offer or the Merger will be treated as a distribution with respect to such U.S. Holder’s Shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of Pardes’ current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will constitute a non-taxable return of capital to the extent of (and in reduction of, but not below zero) the U.S. Holder’s tax basis in the relevant Shares, and any remaining portion will be treated as capital gain from the sale or exchange of Shares. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the Shares on the date of the exchange exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for any non-taxable return of capital discussed above) in the Shares exchanged pursuant to the Offer or the Merger will be added to any remaining Shares held by such U.S. Holder. A dividend received by a non-corporate U.S. Holder may be treated as “qualified dividend income” that is subject to reduced tax rates (subject to applicable requirements, exceptions and limitations). A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal tax consequences of the Offer or the Merger to them in light of their particular circumstances.
The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the exchange of Shares pursuant to the Offer or the Merger is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such exchange is treated as a dividend is unclear. Pardes does not expect to have current or accumulated earnings and profits, but no assurance can be given in this regard.
A U.S. Holder’s initial tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR (determined as of the closing of the Offer or the Effective Time, as the case may be) as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be.
Imputed Interest. A portion of any payments pursuant to the CVRs that are made more than six months after the closing of the Offer or the Effective Time, as the case may be, may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code (if any) using such Holder’s regular method of accounting for U.S. federal income tax purposes.
Non-U.S. Holders. If an exchange by a Non-U.S. Holder of Shares pursuant to the Offer or the Merger qualifies as a sale or exchange under any of the Section 302 tests described above, any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate) or (ii) the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S. source losses).
If an exchange by a Non-U.S. Holder of Shares pursuant to the Offer or the Merger by a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the Offer or the Merger will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of Shares will be determined in the manner described above under “U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).
Because the satisfaction of the Section 302 tests described above is dependent on matters of fact that are unique to each Non-U.S. Holder, the Depositary, Paying Agent or other withholding agent may presume, for withholding purposes, that all amounts paid to Non-U.S. Holders in exchange for their shares pursuant to the Offer or Merger are distributions, except in the case of a Non-U.S. Holder that provides documentation to the Depositary, Paying Agent or other withholding agent demonstrating that such Non-U.S. Holder meets one of the Section 302 tests that would characterize the transaction as an exchange (as opposed to a distribution), in which case no U.S. federal income tax will be withheld. The treatment, for U.S. federal income tax purposes, of any amounts treated as a dividend, a tax-free return of capital or a capital gain from the sale of Shares, and the reallocation of the basis of the redeemed Shares, will be determined in the manner described above (see “U.S. Holders”). However, the Depositary, Paying Agent or other withholding agent will generally treat distributions received by a Non-U.S. Holder with respect to the exchange of Shares pursuant to the Offer or the Merger as dividends and not as non-taxable returns of capital or capital gains distributions, and such dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30% or, provided the applicable withholding agent has received proper certification of the application of an income tax treaty, such lower rate as may be specified by such income tax treaty, unless such dividends are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.
In addition, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) on the portion of any such payments treated as imputed interest (as discussed above under “U.S. Holders—Imputed Interest”), or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the CVRs, unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that the Depositary, Paying Agent or other withholding agent may withhold additional amounts on payments with respect to the CVRs.
Amounts treated as dividends or interest that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to U.S. Holders, as described above. In such cases, the Non-U.S. Holder will not be subject to withholding so long as such Non-U.S. Holder complies with applicable certification and disclosure requirements. In addition, dividends or interest received by a non-U.S. corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 –“Procedures for Tendering Shares” for information regarding the application of U.S. federal income tax withholding to payments made to Non-U.S. Holders.
If any amounts withheld exceed the Non-U.S. Holder’s U.S. federal income tax liability, such Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.
Non-U.S. Holders are urged to consult their own tax advisors regarding the particular tax consequences to them of exchanging Shares in the Offer or the Merger, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Information Reporting, Backup Withholding and FATCA. Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger (including payments with respect to a CVR), unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.
The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.
Certain Holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.
Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), the Depositary, Paying Agent or another applicable withholding agent will be required to withhold tax at a rate of 30% on payments of amounts treated as dividends or interest pursuant to U.S. tax law to any Non-U.S. Holder that fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. A Non-U.S. Holder may be able to claim a credit or refund of the amount withheld under certain circumstances. Under currently proposed Treasury Regulations, FATCA withholding would no longer apply to payments that are treated as gross proceeds from the sale or other disposition of property of a type that can generate U.S. source interest or dividends, including the Shares. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the CVRs.
THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OR BENEFICIAL OWNERS OF COMPANY STOCK OPTIONS OR COMPANY RESTRICTED SHARES PARTICIPATING IN THE MERGER WITH RESPECT TO SUCH COMPANY STOCK OPTIONS OR COMPANY RESTRICTED SHARES ARE NOT DISCUSSED HEREIN, AND SUCH HOLDERS OR BENEFICIAL OWNERS OF COMPANY STOCK OPTIONS OR COMPANY RESTRICTED SHARES ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING SUCH TAX CONSEQUENCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.
6.	PRICE RANGE OF SHARES; DIVIDENDS.
According to Pardes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Shares are traded on Nasdaq under the symbol “PRDS.” Pardes has advised Parent that, as of the close of business on July 25, 2023, there were: (i) 62,008,506 Shares issued and outstanding; and (ii) 7,862,367 Shares subject to outstanding Company Stock Options. The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices per Share on Nasdaq with respect to the fiscal years ended December 31, 2022 and 2021 and the current fiscal year.

Current Fiscal Year	High	Low
First Quarter	$2.22	$1.21
Second Quarter	1.95	1.40
Third Quarter (through July 27, 2023)	2.15	1.79
Fiscal Year Ended December 31, 2022	High	Low
First Quarter	$15.64	$5.64
Second Quarter	8.57	2.84
Third Quarter	3.70	1.85
Fourth Quarter	1.78	0.85
Fiscal Year Ended December 31, 2021	High	Low
First Quarter	$11.00	$9.92
Second Quarter	10.17	9.88
Third Quarter	10.02	9.86
Fourth Quarter	17.02	9.80
On July 27, 2023, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on Nasdaq during normal trading hours was $2.11 per Share, which is higher than the Base Price Per Share.
Pardes has never paid cash dividends on its common stock. In Pardes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Pardes indicated that it would continue to retain all available funds and any future earnings to fund the growth and development of its business. Additionally, under the terms of the Merger Agreement, Pardes is not permitted to declare or pay any dividends on or make other distributions in respect of any of its capital stock. See Section 14 –“Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.
7.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION AND MARGIN REGULATIONS.
Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Nasdaq Listing. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC, Nasdaq would consider disqualifying the Shares for listing on Nasdaq if, among other possible grounds: (i) the total number of holders of record and holders of beneficial interest, taken together, in the Shares falls below 400; (ii) the bid price for a Share over a 30 consecutive business day period is less than $1.00; or (iii) (A) Pardes has stockholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period; (B) the number of publicly held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of Pardes’ listed securities is less than $50 million over a 30 consecutive business day period; or (C) the number of publicly held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or Pardes’ total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Nasdaq has instituted temporary waivers of certain listing rules, but there can be no guarantee as to if or when these rules will be reinstated. Shares held by officers or directors of Pardes, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. According to Pardes, there were, as of July 25, 2023: (1) 62,008,506 Shares issued and outstanding; and (2) 7,862,367 Shares subject to outstanding Company Stock Options. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from Nasdaq, the market for Shares will be adversely affected.
If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.
Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be suspended by Pardes upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause Pardes to apply for suspension of registration of the Shares as soon as possible after consummation of the Offer if the requirements for suspension of registration are met. Suspension of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Pardes to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an Annual Report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to Pardes. Furthermore, the ability of “affiliates” of Pardes and persons holding “restricted securities” of Pardes to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were suspended, the Shares would no longer be eligible for continued inclusion on the Board of Governors of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.
If registration of the Shares is not suspended prior to the Merger, then the registration of the Shares under the Exchange Act will be suspended following completion of the Merger.
Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
8.	CERTAIN INFORMATION CONCERNING PARDES.
The following description of Pardes and its business has been taken from (i) Pardes’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 14, 2023, and (ii) Pardes’ Periodic Report on Form 10-Q for the three months ended March 31, 2023, filed with the SEC on May 5, 2023, and is qualified in its entirety by reference to such Form 10-K and Form 10-Q.
Pardes is a clinical-stage biopharmaceutical company that is focused on discovering, developing and commercializing novel therapeutics to treat and prevent viral diseases and on preventing the next pandemic, starting with its lead candidate, pomotrelvir (formerly known as PBI-0451), which targets the current coronavirus disease (“COVID-19”). Pardes has completed enrollment of patients in its Phase 2 clinical trial (NCT 05543707) evaluating pomotrelvir for the treatment of COVID-19 in non-hospitalized symptomatic adults with COVID-19 who are not at increased risk of progressing to severe illness. On April 3, 2023, Pardes announced topline results from its Phase 2 clinical trial to evaluate pomotrelvir (formerly known as PBI-0451) for the treatment of mild-to-moderate COVID-19 in test-positive, symptomatic, otherwise healthy, vaccinated adults without risk factors for developing severe disease. COVID-19 is caused by infection with the severe acute respiratory syndrome coronavirus (“SARS-CoV-2”). Pomotrelvir did not achieve the primary endpoint as measured by the proportion of participants below the limit of detection for infectious SARS-CoV-2 by infectious virus assay (“IVA”) on day three of treatment with pomotrelvir versus with placebo. Pomotrelvir did not demonstrate meaningful improvement over placebo in reduction from baseline of SARS-CoV-2 infectious virus titer by IVA or in the reduction from baseline or proportion achieving undetectable viral load by quantitative reverse transcriptase polymerase chain reaction measured from mid-turbinate swabs. Based upon the topline results from the Phase 2 clinical trial, Pardes decided to suspend further clinical development of pomotrelvir.
Pardes was initially a blank check or special purpose acquisition company called FS Development Corp. II (“FSDC II”) incorporated under the laws of the State of Delaware on August 21, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. On December 23, 2023 (the “Pardes Closing Date”), FSDC II, Pardes Biosciences, Inc., a Delaware corporation and privately held corporation prior to the Pardes Closing Date (“Old Pardes”), and Orchard Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of FSDC II (“Orchard Merger Sub”), consummated a business combination (“Business Combination”) pursuant to the terms of the Agreement and Plan of Merger, dated as of June 29, 2021 (as amended on November 7, 2021, the “2021 Merger Agreement”) by and among FSDC II, Orchard Merger Sub, Old Pardes and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative, agent and attorney-in-fact for the securityholders of Old Pardes immediately prior to the Business Combination. Old Pardes was incorporated in Delaware on February 27, 2020, and at the time of the Business Combination was a clinical stage biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics to improve the lives of patients suffering from life-threatening disease, starting with its lead candidate, pomotrelvir, which was in Phase 1 clinical development. On the day immediately prior to the closing of the Business Combination, Old Pardes changed its name to “Pardes Biosciences Sub, Inc.” Pursuant to the 2021 Merger Agreement, on the Pardes Closing Date, (i) FSDC II changed its name to “Pardes Biosciences, Inc” and (ii) Old Pardes and Orchard Merger Sub consummated the merger pursuant to the 2021 Merger Agreement (the “Pardes Merger”), with Old Pardes as the surviving company in the Pardes Merger and, after giving effect to such Pardes Merger, Old Pardes becoming a wholly-owned subsidiary of Pardes Biosciences, Inc. (f/k/a FS Development Corp. II). Old Pardes was merged with and into Pardes on January 31, 2022. Pardes’ principal executive office is 2173 Salk Avenue, Suite 250, PMB#052, Carlsbad, California 92008, and Pardes’ telephone number is (415) 649-8758. Pardes’ website address is www.pardesbio.com.
Available Information. Pardes is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Pardes’ business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Pardes’ securities, any material interests of such persons in transactions with Pardes, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Pardes’ stockholders and filed with the SEC. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Pardes, who file electronically with the SEC. The address of that site is https://www.sec.gov. Pardes also maintains an Internet website at https://www.pardesbio.com. The information contained in, accessible from or connected to Pardes’ website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Pardes’ filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information. Except as otherwise set forth herein, the information concerning Pardes contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Pardes. Although we have no knowledge that any such information contains any misstatements or omissions, none of the Guarantors, Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary and Paying Agent assumes responsibility for the accuracy or completeness of the information concerning Pardes contained in such documents and records or for any failure by Pardes to disclose events which may have occurred or may affect the significance or accuracy of any such information.
9.	CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.
General. Purchaser is a Delaware corporation with its principal offices located at MediPacific Sub, Inc., c/o Foresite Capital, 900 Larkspur Landing Circle, Suite 150, Larkspur, California 94939. The telephone number of Purchaser is (415) 877-4887. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Pardes and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.
Parent is a Delaware corporation formed on July 13, 2023, with its principal offices located at MediPacific, Inc., c/o Foresite Capital, 900 Larkspur Landing Circle, Suite 150, Larkspur, California 94939. The telephone number of Parent is (415) 877-4887.
Foresite Development Holdings II, LLC is a Delaware limited liability company, Foresite Capital Opportunity Fund V, L.P. is a Delaware limited partnership and Foresite Capital Fund V, L.P. is a Delaware limited partnership. Foresite Capital Opportunity Fund V, L.P. and Foresite Capital Fund V, L.P. are the sole members of Foresite Development Holdings II, LLC. The address and telephone number of each such Guarantor is c/o Foresite Capital, 900 Larkspur Landing Circle, Suite 150, Larkspur, California 94939, and (415) 877-4887.
The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Parent, Purchaser and each Guarantor (the “Item 3 Persons”) and certain other information are set forth in Schedule A hereto.
During the last five years, none of Parent, Purchaser and the Guarantors or, to the knowledge of Parent, Purchaser and the Guarantors, any of the Item 3 Persons: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors and convictions that have been overturned on appeal); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
Voting Agreement. On December 23, 2021, Pardes entered into the Voting Agreement by and among Pardes and certain stockholders named therein (the “Voting Agreement”). The Voting Agreement will remain in place until the earlier of (i) the consummation of the 2024 annual meeting of Pardes stockholders or (ii) the date on which FS Development Holdings II, LLC owns less than 1,385,937 Shares (as adjusted for any share split, share dividend or other share recapitalization, share exchange or other event).
Pursuant to the Voting Agreement, each of the stockholders party thereto agreed to vote all of the Pardes’ voting securities that it owns from time to time and that it may vote in an election of Pardes’ directors in accordance with the provisions of the Voting Agreement, whether at a regular or special meeting of stockholders.
The Voting Agreement provided that the Pardes Board immediately following the closing of the Business Combination under the 2021 Merger Agreement was comprised of seven directors, and was divided into three classes, designated Class I, II and III, with Class I initially consisting of two directors (“Class I Directors”), Class II initially consisting of two directors (“Class II Directors”) and Class III initially consisting of three directors (“Class III Directors”). J. Jay Lobell and Deborah M. Autor constituted the initial Class I Directors, the members of which had an initial term that expired at the 2022 annual stockholders meeting; Michael D. Varney, Ph.D. and Laura J. Hamill constituted the initial Class II Directors, the members of which had an initial term that expired at the 2023 annual meeting of Pardes stockholders; and Uri A. Lopatin, M.D., Mark Auerbach and James B. Tananbaum, M.D. constituted the initial Class III Directors, the members of which have an initial term that expires at the 2024 annual meeting of Pardes stockholders. The Voting Agreement requires that at least a majority of the Pardes Board shall qualify as independent directors.
At each annual or special meeting of stockholders of Pardes for the election of Class III directors, FS Development Holdings II, LLC shall have the right to designate for election as a member of the Pardes Board, and the

Pardes Board (including any committee thereof) shall nominate (and recommend for election and include such recommendation in a timely manner in any proxy statement or other applicable announcement to its stockholders), one individual to serve as a Class III director. FS Development Holdings II, LLC shall not have more than one individual nominee serving as a Class III director at any time through the consummation of the 2024 annual meeting of Pardes stockholders. Pursuant to the Voting Agreement, through the 2022 annual stockholders meeting, the board of directors of the predecessor to Pardes as constituted immediately prior to the consummation of the Business Combination had the right to designate for election as members of the Pardes Board, and the Pardes Board (including any committee thereof) as required to nominate (and recommend for election and include such recommendation in a timely manner in any proxy statement or other applicable announcement to its stockholders), (A) one individual to serve as Class I Director, two individuals to serve as Class II Directors and one individual to serve as a Class III Director for the initial term of such directors and (B) up to two additional independent directors.
All directors elected pursuant to the terms of the Voting Agreement shall be removed from the Pardes Board (a) only upon the vote or written consent of the voting party that is entitled to nominate such director or (b) pursuant to the vote of Pardes’ stockholders at any annual or special meeting of stockholders. Upon any individual elected to serve as a director pursuant to the Voting Agreement ceasing to be a member of the Pardes Board, whether by death, resignation or removal or otherwise, only the voting party that was entitled to nominate such individual shall have the right to fill any resulting vacancy in the Pardes Board; provided that such voting party still has the right to nominate the applicable director under the Voting Agreement. The Voting Agreement will terminate by its terms upon the consummation of the Transactions.
The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by the full text of the Voting Agreement, a copy of which is filed as Exhibit (d)(5) to the Schedule TO and is incorporated herein by reference.
Registration Rights Agreement. On December 23, 2021, FSDC II, Old Pardes, the FSDC II Investors (as defined below) and the Major Pardes Investors (as defined below) entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the FSDC II Investors and the Major Pardes Investors and their permitted transferees (collectively, “Investors”) were granted certain customary registration rights, including demand, piggy-back and shelf registration rights, with respect to registrable securities (as defined in the Registration Rights Agreement) held by them. The “FSDC II Investors” include FS Development Holdings II, LLC, Daniel Dubin, Owen Hughes and Deepa Pakianathan. The Major Pardes Investors include Foresite Capital Opportunity Fund V, L.P., Foresite Capital Fund V, L.P., Khosla Ventures Seed D, LP, Khosla Ventures VII, LP and GMF Pardes, LLC, Uri A. Lopatin, M.D., Lopatin Descendants’ Trust, Lee D. Arnold, Ph.D., Brian P. Kearney PharmD, Heidi Henson, Elizabeth H. Lacy, Mark Auerbach, and Michael D. Varney, Ph.D. The Registration Rights Agreement provides that Pardes will pay certain expenses relating to such registration and further provides that Pardes will indemnify the Investors in the event of material misstatements or omissions attributable to Pardes in any registration statement registering securities held by the Investors, and that the Investors will indemnify Pardes for material misstatements or omissions attributable to the Investors in any registration statement registering securities held by the Investors.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit (d)(6) to the Schedule TO and is incorporated herein by reference.
Lockup Agreement. On the closing date of the Business Combination, Pardes and certain of its stockholders and optionholders (“Stockholder Parties”) entered into a Lockup Agreement pursuant to which such Stockholder Parties agreed not to transfer any Shares or options to purchase Shares received as merger consideration in the Business Combination for a period of 180 days following the closing date of the Business Combination. Notwithstanding the foregoing, any Stockholder Party that was an executive officer or director was allowed to establish a 10b5-1 trading plan during the lockup period, provided that no trades were made under the plan during the 180-day lock-up period. The Lockup Agreement has expired by its terms.
The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by the full text of the Lock-Up Agreement, a copy of which is filed as Exhibit (d)(7) to the Schedule TO and is incorporated herein by reference.
Convertible Notes. On November 15, 2021, Old Pardes entered a convertible note purchase agreement providing for the purchase and sale of up to $25,000,000 of unsecured convertible promissory term notes (the

“Convertible Notes”). On November 15, 2021, Old Pardes issued Convertible Notes for an aggregate principal amount of $10,000,000 to certain of Pardes’ stockholders affiliated with FS Development Holdings II, LLC and FSDC II. The Convertible Notes accrued interest at the annual rate of 4% per annum and had a stated maturity date of October 31, 2022. The Convertible Notes were due and payable at the earlier of the closing under the Merger Agreement, the closing of a “corporate transaction” and at any time on or after the maturity date at Pardes’ election or upon demand of a purchaser. Pardes used proceeds from the closing of the Business Combination to repay in full outstanding principal amounts and accrued and unpaid interest under the outstanding Convertible Notes as of the closing date of the Business Combination.
Certain Relationships and Related Person Transactions – FSDC II. On August 26, 2020, FS Development Holdings II, LLC purchased an aggregate 2,875,000 shares of FSDC II Class B common stock for a total purchase price of $25,000, or approximately $0.009 per share. On January 22, 2021, FS Development Holdings II, LLC transferred 30,000 shares of FSDC II’s Class B common stock to each of Daniel Dubin, M.D., Owen Hughes and Deepa Pakianathan, Ph.D., at their original per-share purchase price, for an aggregate of 90,000 shares of FSDC II’s Class B common stock transferred. On February 5, 2021, Pardes effected a 1:11/2 stock split of the FSDC II Class B common stock and on February 16, 2021, FSDC II effected a 1:11/6 stock split of the FSDC II Class B common stock, resulting in FS Development Holdings II, LLC holding an aggregate of 4,941,250 shares of FSDC II’s Class B common stock and there being an aggregate of 5,031,250 shares of FSDC II Class B common stock (“Founder Shares”) outstanding. The number of Founder Shares outstanding was determined based on the expectation that the total size of the FSDC II initial public offering (“FSDC II IPO”) would be a maximum of 20,125,000 Shares if the underwriters’ over-allotment option was exercised in full, and therefore such Founder Shares would represent 20% of the issued and outstanding shares of common stock (excluding the 602,500 Shares originally purchased by FS Development Holdings II, LLC in a private placement simultaneously with the closing of FSDC II IPO) (the “Private Placement Shares”) after such offering.
FS Development Holdings II, LLC purchased 602,500 Private Placement Shares at a price of $10.00 per share, or $6,602,500 in the aggregate, in a private placement that closed simultaneously with the FSDC II IPO.
Pursuant to a letter agreement dated February 16, 2021 delivered to FSDC II, the holders of the Founder Shares agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after December 23, 2021 and (ii) the date following December 23, 2021 on which Pardes completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Shares equaled or exceeded $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after December 23, 2021, the Founder Shares would have been released from the lockup under the letter agreement. The letter agreement has terminated pursuant to its terms.
The foregoing description of the lock-up provisions under the letter agreement does not purport to be complete and is qualified in its entirety by the full text of the letter agreement, a copy of which is filed as Exhibit (d)(8) to the Schedule TO and is incorporated herein by reference.
Until December 23, 2021, FSDC II used office space at 900 Larkspur Landing Circle, Suite 150, Larkspur, California 94939 belonging to FS Development Holdings II, LLC. Following the closing of the FSDC II IPO, FSDC II paid an affiliate of FS Development Holdings II, LLC $10,000 per month for office space, secretarial and administrative services provided to members of its management team pursuant to the terms of an administrative services agreement between FSDC II and FS Development Holdings II, LLC, which terminated as of December 23, 2021.
FS Development Holdings II, LLC and FSDC II’s executive officers and directors were reimbursed for any out-of-pocket expenses incurred in connection with activities on FSDC II’s behalf in connection with the completion of an initial business combination, such as identifying potential target businesses and performing due diligence on suitable business combinations. No compensation of any kind, including finder’s and consulting fees, were paid by FSDC II to FS Development Holdings II, LLC, executive officers, directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination.

FS Development Holdings II, LLC loaned FSDC II $200,000 to be used for a portion of the expenses of the FSDC II IPO. These loans were non-interest bearing and were payable upon the closing of the FSDC II IPO. These loans were fully repaid on February 19, 2021.
In connection with the Business Combination, as part of a PIPE investment, certain affiliates of FS Development Holdings II, LLC entered into subscription agreements to purchase an aggregate of 1,000,000 Shares at a purchase price of $10.00 per share in a private placement.
Previously, FSDC II entered into a registration rights agreement (the “Prior Registration Rights Agreement”) with respect to the Founder Shares and Private Placement Shares. The holders of these securities were entitled to make up to three demands, excluding short form demands, that FSDC II register such securities. In addition, the holders had certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of FSDC II’s initial business combination. FSDC II bears the expenses incurred in connection with the filing of any such registration statements. As part of the Prior Registration Rights Agreement, certain holders of registrable securities agreed to a lock-up period of one year from December 23, 2021.
In connection with the closing of the Business Combination, the FSDC II Investors and certain other stockholders entered into the Registration Rights Agreement with FSDC II and certain Old Pardes stockholders that replaced the Prior Registration Rights Agreement.
In connection with the execution of the 2021 Merger Agreement, the FSDC II Investors entered into a support agreement with FSDC II and Old Pardes. Under such support agreement, each such stockholder agreed to vote, at any meeting of the stockholders of FSDC II, and in any action by written consent of the stockholders of FSDC II, all of such stockholder’s Class B common stock of FSDC II in favor of (i) the 2021 Merger Agreement, (ii) certain proposals requiring approval by the stockholders of FSDC II in connection with Business Combination, and (iii) any other matter reasonably necessary for the consummation of the transactions contemplated by the Merger Agreement and the approval of such stockholder proposals. In addition, such support agreement prohibits each such stockholder from, among other things, selling, assigning or transferring any Class B common stock of FSDC II held by such stockholder or taking any action that would prevent or disable such stockholder from performing its obligations under the support agreement. Additionally, in connection with the execution of the 2021 Merger Agreement, affiliates of FS Development Holdings II, LLC and FSDC II entered into a support agreement with FSDC II and certain other stockholders of Old Pardes. Under such support agreement, each such stockholder agreed to vote, at any meeting of the stockholders of Old Pardes, and in any action by written consent of the stockholders of Old Pardes, all of such stockholder’s shares of Old Pardes in favor of (i) the 2021 Merger Agreement and the transactions contemplated thereunder, and (ii) any other matter reasonably necessary for the consummation of the transactions contemplated by the Merger Agreement. In addition, each of the foregoing support agreements prohibited each such stockholder from, among other things, selling, assigning or transferring its shares of stock in FSDC II or Old Pardes, as applicable, held by such stockholder or taking any action that would prevent or disable such stockholder from performing its obligations under the applicable support agreement. The support agreements have terminated as of the effective time of the merger contemplated under the 2021 Merger Agreement.
The foregoing description of the support agreements does not purport to be complete and is qualified in its entirety by the full text of the support agreements, a copy of which is filed as Exhibit (d)(9) to the Schedule TO and is incorporated herein by reference.
In addition, in connection with the closing of the Business Combination, FS Development Holdings II, LLC and certain other stockholders entered into the Voting Agreement with Pardes.
Certain Relationships and Related Person Transactions – Old Pardes. On January 26, 2021, Old Pardes concluded the closing of its Series A Preferred Stock financing pursuant to a Series A Preferred Stock Purchase Agreement. Entities affiliated with FS Development Holdings II, LLC and FSDC II’s officers and directors purchased 7,759,072 shares (5,511,517 shares as originally issued) of Series A Preferred Stock of Old Pardes at an original purchase price of $4.5541 per share, or approximately $25,100,000 in the aggregate.
Other Prior Stock Purchases. On December 22, 2021, each of Foresite Capital Fund V, L.P. and Foresite Capital Opportunity Fund V, L.P. purchased 162,500 Shares in a block trade at $10.00 per Share.

On April 5, 2023, Foresite Capital Fund V, L.P. purchased 773,952 Shares at an aggregate price of approximately $1.50 per share, or $1,160,928 in the aggregate, in open market purchases.
On April 5, 2023, Foresite Capital Opportunity Fund V, L.P. purchased 773,952 Shares at an aggregate price of approximately $1.50 per share, or $1,160,928 in the aggregate, in open market operations.
Indemnification Agreements. Pardes has entered into indemnification agreements with each of its current directors, including Dr. James Tananbaum, and executive officers. Pardes’ amended and restated bylaws provides that Pardes will indemnify its directors and officers to the fullest extent permitted by applicable law.
As of the date of this Offer to Purchase, FS Development Holdings II, LLC and its affiliates (collectively, the “Foresite Stockholders”) collectively own 16,813,146 Shares of Pardes, or 27.24% of the outstanding Shares of Pardes. Except as set forth in the preceding sentences or as otherwise described in this Offer to Purchase: (A) none of Parent, Purchaser, the Guarantors, any majority-owned subsidiary of Parent, Purchaser, the Guarantors or, to the knowledge of Parent, Purchaser and the Guarantors, any of the Item 3 Persons or any associate of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (B) none of Parent, Purchaser or the Guarantors or, to the knowledge of Parent, Purchaser, the Guarantors, any of the persons or entities referred to in clause (A) above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. As discussed in Section 10 –“Background of the Offer; Contacts with Pardes,” any Shares owned directly or indirectly by Parent or Purchaser as of immediately prior to the Effective Time will be cancelled in the Merger for no consideration (and no CVRs will be issued in respect of such Shares). There are no restrictions on any Pardes stockholder with respect to transferring or disposing of any such Shares prior to the Effective Time.
Except as otherwise described in this Offer to Purchase, none of Parent, Purchaser or the Guarantors or, to the knowledge of Parent, Purchaser and the Guarantors, any of the Item 3 Persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Pardes, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.
Except as set forth in this Offer to Purchase, none of Parent, Purchaser or the Guarantors or, to the knowledge of Parent, Purchaser or the Guarantors, any of the Item 3 Persons, has had any business relationship or transaction with Pardes or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Purchaser, the Guarantors or any of their subsidiaries or, to the knowledge of Parent, Purchaser, the Guarantors, any of the Item 3 Persons, on the one hand, and Pardes or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Available Information. Pursuant to Rule 14d-3 and Rule 13e-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO and a Transaction Statement on Schedule 13E-3 (together, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.
10.	BACKGROUND OF THE OFFER; CONTACTS WITH PARDES.
The following is a description of contacts between representatives of Parent and Purchaser with representatives of Pardes that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Pardes’ activities relating to these contacts, please refer to Pardes’ Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
Background of the Offer and the Merger. On April 3, 2023, Pardes issued a press release disclosing the topline results of the Phase 2 clinical trial and that the Pardes Board would undertake a review of strategic alternatives.

On April 5, 2023, certain Foresite Stockholders purchased an aggregate of 1,547,904 Shares at an average purchase price of approximately $1.50 per share in open market purchases.
On April 13, 2023, the Pardes Board held a meeting, also attended by members of Pardes’ senior management, a representative of Pardes’ legal advisors, Fenwick & West LLP (“Fenwick”) and representatives of Pardes’ financial advisors, Leerink Partners LLC (“Leerink Partners”), to discuss on a preliminary basis a process to explore Pardes’ strategic alternatives. James B. Tananbaum, M.D., a member of the Pardes Board and the founder and chief executive officer of Foresite, advised the Pardes Board that Foresite was potentially interested in making a “cash out” tender offer for all outstanding Shares, but provided no specific details for such a transaction nor was such a transaction further discussed with Dr. Tananbaum. The representative of Fenwick reviewed with the Board its fiduciary duties and process considerations in considering Pardes’ strategic alternatives. The Pardes Board received a presentation from representatives of Leerink Partners providing a general overview of strategic alternative considerations including various potential transaction structures, including a “reverse merger” with a privately held company, in-licensing or acquiring clinical assets or new technologies, a merger with another publicly traded company, a “cash-out” tender offer, and a statutory dissolution and return of capital to stockholders. After the presentation, representatives of Leerink Partners left the meeting. Dr. Tananbaum was then requested to, and did, leave the meeting, and the representative of Fenwick reviewed with the Pardes Board structuring a process to evaluate the Company’s strategic alternatives, including potential procedural safeguards to be employed given that a significant stockholder and affiliate of a Board member was considering proposing a “cash out” tender offer for outstanding Shares. The Pardes Board determined that Dr. Tananbaum would not participate in any future Pardes Board discussions regarding the Company’s potential strategic alternatives and discussed the advisability of establishing a special committee of independent and disinterested directors to oversee the strategic process.
On April 20, 2023, Foresite submitted to the Pardes Board a written non-binding expression of interest in exploring and evaluating a potential acquisition of all Shares not already owned by the Foresite Stockholders in a going-private transaction. Foresite’s expression of interest did not propose any specific terms for a transaction. Foresite’s letter indicated that Foresite would not move forward with such a transaction unless it was approved by a special committee of independent and disinterested directors of the Pardes Board (with the assistance of legal and financial advisors selected by that special committee) and that consummation of such a transaction would be subject to a non-waivable condition requiring approval of the stockholders holding at least a majority of all the issued and outstanding Shares not held by the Foresite Stockholders or their affiliates. Foresite’s letter also noted that the Foresite Stockholders were not interested in a sale of their holdings in Pardes or in participating in an alternative change in control of the Company and that if the Pardes special committee did not recommend, or the unaffiliated Pardes stockholders did not approve, a Foresite acquisition, that such determination would not adversely affect Foresite’s future relationship with Pardes and Foresite would intend to remain a long-term stockholder of the Company.
On April 21, 2023, the Foresite Stockholders filed an amendment to their Schedule 13D disclosing their letter to the Pardes Board and their interest in a potential acquisition of Shares not already owned by the Foresite Stockholders or their affiliates.
On May 26, 2023, Foresite was contacted by representatives of Leerink Partners, soliciting a transaction proposal by May 31, 2023.
On June 1, 2023, Leerink Partners informed Foresite that Pardes had received a proposal from a financial buyer without additional detail.
On June 1, 2023, the Pardes Board held a regularly scheduled meeting to discuss various items, including potential strategic alternatives for Pardes. Dr. James Tananbaum attended the meeting and recused himself for any discussions relating to strategic alternatives and the status of the Company’s wind down activities and reduction in force.
On June 5, 2023, Foresite submitted a non-binding proposal for a “cash out” tender offer for all outstanding Shares not owned by the Foresite Stockholders or their affiliates, followed by a second-step merger, pursuant to which Pardes stockholders would receive $1.93 in cash per Share, plus a contingent value right for 80% of the net proceeds from the sale of Pardes’ assets payable from any license or disposition involving pomotrelvir within one year of closing. The proposal assumed that Pardes’ net cash at closing would be at least $141 million and implied that Pardes stockholders would receive in the aggregate $119 million in cash. The Foresite proposal did not request a period of exclusivity.
On June 6, 2023, representatives of Leerink Partners communicated Pardes’ feedback on Foresite’s proposal to Foresite.
On June 10, 2023, Foresite submitted to the Pardes Board a revised non-binding acquisition proposal to acquire all of the outstanding Shares not owned by the Foresite Stockholders for an amount in cash equal to the product of (i) Pardes’ net cash balance at closing less a fixed amount $12 million multiplied by (ii) the percentage of Shares not owned by the Foresite Stockholders (implying that such Pardes stockholders unaffiliated with Foresite would receive $2.09 in cash per Share at the assumed Pardes net cash level at closing), plus a contingent value right representing the right to receive 90% of the net proceeds payable from any license or disposition involving pomotrelvir within one year of closing (but did not address the treatment of any other legacy Pardes’ assets). The Foresite proposal assumed that Pardes’ net cash at closing would be $141 million and did not request a period of exclusivity.
On June 11, 2023, Leerink Partners contacted Foresite in respect of its most recent bid and at the direction of the Special Committee requested Foresite provide a best and final proposal.
On June 12, 2023, Foresite contacted representatives of Leerink Partners to state its willingness to proceed with a “cash out” tender offer transaction for all outstanding Shares not owned by the Foresite Stockholders or their affiliates for an amount equal to Pardes’ net cash at closing less a fixed amount of $12 million (implying that Pardes stockholders would receive $2.09 in cash per Share at the assumed Pardes’ net cash level at closing), and to revise the terms of the contingent value right to provide for 80% of the net proceeds from any license or disposition involving any Pardes asset within five years of closing. Also on June 12, 2023, Leerink Partners notified the Foresite Stockholders that Pardes would move forward with confirmatory diligence and the negotiation of definitive documentation with the Foresite Stockholders on terms consistent with those proposed.
On June 13, 2023, Pardes and Foresite entered into a confidentiality agreement, which contained a customary 12-month “standstill” provision with customary exclusions, including a provision that terminated the standstill upon Pardes’ entry into an agreement providing for a change in control transaction and similar events and which did not contain a “don’t ask/don’t waive” provision.
On June 14, 2023, representatives of Fenwick held an introductory meeting with representatives of Foresite’s legal advisors, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), to discuss the anticipated transaction timeline and plan for drafting the definitive documentation. Later that day, Pardes provided representatives of Foresite and Paul, Weiss with access to Pardes’ electronic data room. From June 14, 2023, and continuing until the finalization and execution of definitive agreements on July 16, 2023, representatives of Foresite and representatives of Paul, Weiss conducted due diligence on Pardes, its development programs and assets and its current and forecasted cash position and liabilities.
On June 21, 2023, representatives of Fenwick delivered an initial draft of the Merger Agreement to representatives of Paul, Weiss, which provided for, among other things, a termination fee to be paid to Foresite upon Pardes’ acceptance of a superior proposal equal to 0.5% of transaction value.
On June 23, 2023, representatives of Fenwick delivered an initial draft of the CVR Agreement to representatives of Paul, Weiss.
On June 28, 2023, Paul, Weiss conducted a legal diligence call with Pardes’ management team to discuss various topics.
On July 3, 2023, representatives of Paul, Weiss provided revised drafts of the Merger Agreement and CVR Agreement to representatives of Fenwick. The revised draft of the Merger Agreement provided for, among other things, a termination fee to be paid to Foresite upon Pardes’ acceptance of a superior proposal equal to 4.0% of transaction value, as well as reimbursement of Foresite’s expenses incurred in connection with the transaction, which reimbursement was uncapped.
On July 6, 2023, Pardes’ senior management, led by Sean Brusky, Pardes’ chief business officer, presented to Foresite and Paul, Weiss an overview of the proposed third party development programs in respect of Pardes’

products. On the same day, representatives of Fenwick and Paul, Weiss held a telephonic meeting to discuss Paul, Weiss’ comments on the Merger Agreement and the CVR Agreement. Significant terms discussed and negotiated at such meeting included the potential recourse to Foresite for Parent’s obligations under the Merger Agreement and CVR Agreement, the amount of the termination fee payable by Pardes in the event it terminated the Merger Agreement to enter into an alternative transaction, the deduction of certain wind-down liabilities from Pardes’ net cash for purposes of determining Closing Net Cash under the Merger Agreement, and the level of efforts to be applied by Foresite in connection with the CVR.
On July 7, 2023, representatives of Fenwick delivered revised drafts of the Merger Agreement and the CVR Agreement to representatives of Paul, Weiss. The revised draft of the Merger Agreement provided for, among other things, a termination fee to be paid to Foresite upon Pardes’ acceptance of a superior proposal equal to 0.5% of transaction value, as well as reimbursement of Foresite’s expenses incurred in connection with the transaction, which reimbursement was capped at $1.0 million.
On July 12, 2023, Pardes’ senior management team conducted a follow-up meeting in respect of proposed third party development programs for Pardes’ products, and Paul, Weiss provided representatives of Fenwick with revised drafts of the Merger Agreement and CVR Agreement. The revised draft of the Merger Agreement provided for, among other things, a termination fee to be paid to Foresite upon Pardes’ acceptance of a superior proposal equal to 3.5% of transaction value, as well as reimbursement of Foresite’s expenses incurred in connection with the transaction, which reimbursement was capped at $2.5 million.
On July 13, 2023, representatives of Fenwick and Paul, Weiss held a telephonic meeting to discuss various open issues in the definitive agreements, including the amount of the termination fee to be paid if Pardes terminated the Merger Agreement to accept an alternative proposal, the cap on Foresite’s monetary damages under the Merger Agreement, and Pardes’ obligations under the CVR Agreement. Later that day, representatives of Paul Weiss delivered an initial draft of the Guaranty to representatives of Fenwick. That evening, representatives of Fenwick delivered revised drafts of the Merger Agreement, the CVR Agreement and Guaranty to representatives of Paul Weiss.
On July 14, 2023 and July 15, 2023, representatives of Fenwick and Paul, Weiss continued discussions regarding the Merger Agreement, the CVR Agreement and Guaranty and negotiated and reached agreement with respect to the open issues in such agreements. The parties agreed to a termination fee to be paid to Foresite upon Pardes’ acceptance of a superior proposal equal to 2.0% of transaction value ($2.6 million based on an assumed net transaction value equal to $130 million) and no expense reimbursement.
On July 16, 2023, the Pardes Board (other than Dr. Tananbaum, who was not invited to participate in the meeting) held a meeting, and following the Pardes Board meeting, Pardes, Parent and Purchaser executed the Merger Agreement and related transaction documents.
On July 17, 2023, prior to the opening of trading of Pardes’ shares on Nasdaq, Pardes issued a press release announcing the execution of the Merger Agreement.
On July 28, 2023, the Purchaser commenced the Offer and filed its Schedule TO.
11.	PURPOSE OF THE OFFER AND PLANS FOR PARDES; SUMMARY OF THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.
Purpose of the Offer. The purpose of the Offer and the Merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, Pardes. Pursuant to the Merger, Parent will acquire all of the stock of Pardes not purchased pursuant to the Offer or otherwise.
Stockholders of Pardes who sell their Shares in the Offer will cease to have any equity interest in Pardes or any right to participate in its earnings and future growth.
Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of Pardes’ remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the stock irrevocably accepted for purchase pursuant to such offer, together with the stock otherwise owned by the corporation making the offer and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Pardes in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, promptly after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
Plans for Pardes. Immediately following the Effective Time, the certificate of incorporation of Pardes will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. Immediately following the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Purchaser as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Pardes will request each director of Pardes, other than Dr. Tananbaum, immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Pardes Board. See “Summary of the Merger Agreement and Certain Other Agreements – Governance of the Surviving Corporation” below.
At the Effective Time, Purchaser will be merged with and into Pardes, the separate existence of Purchaser will cease, and Pardes will continue as the Surviving Corporation in the Merger. The common stock of Pardes will be delisted and will no longer be quoted on Nasdaq, and Pardes’ obligation to file periodic reports under the Exchange Act will be suspended, and Pardes will be privately held.
Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Pardes, the disposition of securities of Pardes, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Pardes or any of its subsidiaries or the purchase, sale or transfer of a material amount of assets of Pardes or any of its subsidiaries.
Summary of the Merger Agreement and Certain Other Agreements.
Summary of the Merger Agreement
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. The Merger Agreement was filed as Exhibit 2.1 to the Current Report on Form 8-K that Pardes filed with the SEC on July 17, 2023. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 –“Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Pardes, Parent, Purchaser or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by Pardes, on the one hand, and Parent and Purchaser, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between Pardes, on the one hand, and Parent and Purchaser, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about

Pardes, Parent, Purchaser or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Pardes’ public disclosures.
The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than July 28, 2023. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject only to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13 –“Conditions to the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13 –“Conditions to the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, promptly after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement, irrevocably accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. Parent is entitled to use or cause to be used the Closing Net Cash in order to pay the necessary Cash Amount for all such Shares.
Pursuant to the terms of the Merger Agreement, the Offer Price consists of (i) the Cash Amount, equal to (A) the Base Price Per Share plus (B) the Additional Price Per Share (as finally determined pursuant to the Merger Agreement), in each case, net of any applicable tax withholding and without interest, and (ii) one non-transferable CVR per Share.
Purchaser expressly reserves the right, in its sole discretion, to: (i) waive, in whole or in part, any Offer Condition described in Section 13 –“Conditions to the Offer” other than the Minimum Tender Condition and/or (ii) modify the terms of the Offer in a manner not inconsistent with the Merger Agreement, except that Pardes’ consent is required for Purchaser to:
(A)	reduce the number of Shares subject to the Offer;
(B)	reduce the Offer Price below the Base Price Per Share;
(C)	waive, amend or modify the Termination Condition;
(D)	add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;
(E)	terminate, extend or otherwise amend or modify the Expiration Date of the Offer other than as provided in the Merger Agreement;
(F)
change the form or terms of consideration payable in the Offer (provided that the determination of the final Cash Amount pursuant to the terms of the Merger Agreement above the Base Price Per Share will not constitute such a change);

(G)	otherwise amend, modify or supplement any terms of the Offer in a manner adverse to the holders of Shares; or
(H)	provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act.
The Merger Agreement provides that, unless the Merger Agreement has been validly terminated in accordance with its terms: Purchaser may elect to (and if so requested by Pardes, will) extend the Offer (A) for periods of up to 10 business days each if (i) on any then scheduled Expiration Date of the Offer, the Minimum Tender Condition has not been satisfied or any other Offer Condition (as set forth in Section 13 –“Conditions of the Offer”) has not been satisfied or waived, to permit such Offer Condition to be satisfied (but in the case of the Minimum Tender Conditions being the only condition not satisfied, on no more than five occasions) or (ii) the determination of the Closing Net Cash and resolution of any dispute thereof has not been finalized in accordance with the terms of the Merger Agreement, or (B) for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer, provided that in no event shall Parent or Purchaser be permitted or required to extend the Offer beyond the Outside Date.

Unless the Merger Agreement is terminated in accordance with its terms, Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date. In the event the Merger Agreement is validly terminated in accordance with its terms, Purchaser will promptly and irrevocably terminate the Offer and return, and will cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.
Conversion of Capital Stock at the Effective Time. Each outstanding Share (other than any Company Restricted Shares, Shares held in the treasury by Pardes, Shares owned, directly or indirectly, by Parent, Purchaser or any other subsidiary of Parent (including Shares held by the Foresite Stockholders at the commencement of the Offer, which shall be contributed to Parent prior to the Effective Time), Shares irrevocably accepted for purchase in the Offer and Shares held by any stockholders who are entitled to and who properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, without interest and subject to any applicable tax withholding.
Each share of Purchaser’s capital stock issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.
The Merger. The Merger Agreement provides that, as soon as practicable following the Offer Closing Time and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Pardes, the separate existence of Purchaser will cease and Pardes will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and Pardes have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a vote of Pardes’ stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.
Immediately following the Effective Time, the certificate of incorporation of Pardes will be amended and restated in its entirety to be in the form attached as Exhibit B to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.
Immediately following the Effective Time, the bylaws of Purchaser as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation other than as set forth in the Merger Agreement.
Treatment of Equity Awards. Pursuant to the Merger Agreement, at the Effective Time, each Company Stock Option will become immediately vested and exercisable in full and (A) each In-the-Money Option that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled In-the-Money Option will be entitled to receive in consideration of the cancellation of such In-the-Money Option, (1) an amount in cash without any interest thereon and subject to applicable tax withholding, equal to the product of (x) the excess of the Cash Amount over the applicable exercise price per share under such In-the-Money Option by (y) the total number of Shares underlying such In-the-Money Option as of immediately prior to the Effective Time and (2) one CVR for each Share subject thereto and (B) each Company Stock Option that is not an In-the-Money Option will be cancelled for no consideration.
Pursuant to the terms of the Merger Agreement, prior to the Offer Closing Time, each Company Restricted Share that is then outstanding shall become immediately vested in full. At the Effective Time, each Company Restricted Share that is then outstanding will be cancelled and, in exchange therefor, the holder of such cancelled Company Restricted Share will be entitled to receive (i) the Cash Amount, less applicable tax withholding, and (ii) one CVR.
Conditions to Each Party’s Obligation to Effect the Merger. The obligation of Pardes, Parent and Purchaser to effect the Merger is subject to the satisfaction or waiver on or prior to the Merger Closing Date of the following conditions:
(i)
there must not be any judgment issued, or other legal restraint or prohibition imposed, in each case, by any governmental entity of competent jurisdiction, or law, in each case, of the United States or any state thereof (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger; and

(ii)	Purchaser must have accepted or caused to be irrevocably accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.
Pardes Board Recommendation and Special Committee Recommendation. As described above, the non-recused members of the Pardes Board, acting upon the unanimous recommendation of the Special Committee, have determined to recommend that the Unaffiliated Stockholders of Pardes accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Pardes Board Recommendation.” The Pardes Board also agreed to include the Pardes Board Recommendation and the Special Committee Recommendation (as defined below) with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendations in this Offer to Purchase and documents related to the Offer.
The Special Committee has unanimously determined that the terms of the Offer, the Merger and the other Transactions (as defined below) contemplated by the Merger Agreement are fair to, and in the best interests of, Pardes and the Unaffiliated Stockholders and has recommended that Pardes determine that the terms of the Offer, the Merger and the other Transactions are fair to, and in the best interests of, Pardes and the Unaffiliated Stockholders and recommend that the Unaffiliated Stockholders accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the “Special Committee Recommendation.”
Reasonable Best Efforts. Each of Pardes, Parent and Purchaser has agreed to use its respective reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”). In particular, without limiting the generality of the foregoing, Pardes, Parent and Purchaser are required to use reasonable best efforts to: (i) cause each of the Offer Conditions and each of the conditions to the Merger to be satisfied as promptly as reasonably practicable, (ii) obtain all necessary or advisable actions or non-actions, waivers and consents from, or the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a proceeding by, any governmental entity with respect to the Merger Agreement or the Transactions, (iii) defending or contesting of any proceedings challenging the Merger Agreement or the consummation of the Transactions and (iv) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement.
Termination. The Merger Agreement may be terminated prior to the Offer Closing Time as follows:
(i)	by mutual written consent of Parent, Purchaser and Pardes (in the case of Pardes, upon approval of the Special Committee);
(ii)	by either Parent or Pardes (in the case of Pardes, upon approval of the Special Committee) if:
a.
(A) the Offer Closing Time shall not have occurred on or before the Outside Date or (B) the Offer has expired or been terminated in accordance with its terms and in accordance with the Merger Agreement without Purchaser having purchased any Shares; provided that this right to terminate the Merger Agreement shall not be available to a party if such occurrence is primarily due to a material breach of the Merger Agreement by such party (an “Outside Date Termination”); or

b.
if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and become final and non-appealable; provided, that this right to terminate the Merger Agreement shall not be available to a party if such Legal Restraint is primarily due to such party’s failure to comply with its reasonable best efforts obligations as described above;

(iii)
by Parent if Pardes breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (A) would result in the failure of an Offer Condition and (B) cannot be or has not been cured prior to the earlier of (x) 30 days after giving written notice to Pardes of such breach or failure to perform and (y) the Outside Date; provided that Parent and Purchaser are not then in material breach of the Merger Agreement (a “Pardes Breach Termination”);

(iv)	by Parent if an Adverse Recommendation Change has occurred;

(v)	by Parent if the Closing Net Cash as finally determined pursuant to the Merger Agreement is less than $125 million (a “Minimum Cash Termination”);
(vi)
by Pardes (upon approval of the Special Committee) if (i) Purchaser fails to commence the Offer, except in the event of a violation by Pardes of its obligations under the Merger Agreement, (ii) Purchaser shall have terminated the Offer prior to its expiration date (as may be extended) other than in accordance with the Merger Agreement, or (iii) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Purchaser consummates the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the then-scheduled expiration of the Offer and the Offer Closing Time shall not have occurred within five business days following the expiration of the Offer;

(vii)
by Pardes (upon approval of the Special Committee) if Parent or Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (A) had or would reasonably be expected to, individually or in the aggregate with all such other breaches or failures to perform, result in a Parent Material Adverse Effect (as defined in the Merger Agreement) and (B) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Purchaser of such breach or failure to perform and (y) the Outside Date; provided that Pardes is not then in material breach of the Merger Agreement; or

(viii)
by Pardes (upon approval of the Special Committee) if (A) the Pardes Board (acting upon the recommendation of the Special Committee) or the Special Committee authorizes Pardes to enter into a definitive written agreement constituting a Superior Company Proposal (as defined below), (ii) the Pardes Board and the Special Committee have complied in all material respects with their obligations under the Merger Agreement in respect of such Superior Company Proposal and (iii) Pardes has paid, or simultaneously with the termination of the Merger Agreement pays, the Company Termination Fee (as defined below).

Termination Fee. Pardes has agreed to pay Parent a termination fee of $2.6 million (the “Company Termination Fee”) if:
(i)
Pardes terminates the Merger Agreement pursuant to a termination in connection with a Superior Company Proposal as described in clause (viii) of “Termination” above, except all references to 20% in the definition of Company Takeover Proposal (as defined below) shall be deemed references to 50%;

(ii)	Parent terminates the Merger Agreement in the event an Adverse Recommendation Change occurs; or
(iii)
(A) a bona fide Company Takeover Proposal is publicly proposed or announced or becomes publicly known or otherwise communicated to management of Pardes or the Pardes Board, and such Company Takeover Proposal is not publicly withdrawn or, if not publicly proposed or announced or communicated to the Pardes Board or management, has been withdrawn (x) in the case of an Outside Date Termination, four business days prior to the final expiration date of the Offer or (y) in the case of a Pardes Breach Termination, prior to the time of such breach, (B) the Merger Agreement is terminated pursuant to an Outside Date Termination or a Pardes Breach Termination, and (C) within 12 months after such termination, Pardes consummates, or enters into a definitive agreement with respect to, any Company Takeover Proposal.

•
“Company Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Parent and its subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Pardes Board (acting upon the recommendation of the Special Committee) or the Special Committee) of the assets of Pardes or (B) 20% or more of the aggregate voting power of the capital stock of Pardes, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Pardes that, if consummated, would result in any person or group (or the stockholders of any person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of Pardes or of the surviving entity or the resulting direct or indirect parent of Pardes or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing.
•
“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after July 17, 2023 and that if consummated would result in a person or group (or the stockholders of any person) owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of Pardes or of the surviving entity or the resulting direct or indirect parent of Pardes or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by the Pardes Board (acting upon the recommendation of the Special Committee) or the Special Committee) of the assets of Pardes on terms and conditions which the Pardes Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) would reasonably be expected to be more favorable from a financial point of view to the Pardes stockholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement; and (B) is reasonably likely to be completed.

Pardes is obligated to pay to Parent an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Parent or its affiliates in connection with the Transactions and the CVR Agreement up to a maximum of $1,250,000 if Parent terminates the Merger Agreement pursuant to a Minimum Cash Termination (the “Expense Reimbursement Payment”).
In the event Parent receives the Company Termination Fee or Expense Reimbursement Payment, such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Purchaser and constitute their sole and exclusive remedy against Pardes and its current, former or future stockholders and representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of Pardes and its current, former or future stockholders or representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions, except as set forth in the Merger Agreement.
Effect of Termination. If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect and there will be no liability on the part of Parent, Purchaser or Pardes following any such termination, except that: (i) certain specified provisions of the Merger Agreement will survive, including those described in “Termination Fee” above; (ii) the confidentiality agreement by and among Parent and Pardes will survive the termination of the Merger Agreement and remain in full force and effect in accordance with its terms; and (iii) termination will not relieve any party from liability for fraud or any willful and material breach of such party’s representations, warranties, covenants or agreements set forth in the Merger Agreement.
Conduct of Business Pending the Merger. Pardes has agreed that, from the date of the Merger Agreement until the earlier of the Offer Closing Time and the termination of the Merger Agreement in accordance with its terms, except as specifically provided by the Merger Agreement or as consented to in writing in advance by Parent, it will carry on its business in a manner consistent with its intentions described in its press release dated April 3, 2023, and otherwise in the ordinary course of business. In addition, except as set forth in the Pardes Disclosure Letter or otherwise expressly and specifically permitted or required by the Merger Agreement or applicable law:
•
enter into any new line of business outside of its existing business or enter into any agreement materially limiting or restricting its ability to compete in any line of business or in any geographic area or its operations;

•
(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (B) split, combine, reclassify or otherwise authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock, or (C) repurchase, redeem or otherwise acquire shares of its capital stock or any options, warrants, or rights to acquire any such shares or other equity interests, other than in connection with the (x) acquisitions of Shares relating to the surrender of Shares by holders of Company Stock Options outstanding on the date of the Merger Agreement in order to pay the exercise price thereof, (y) withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans outstanding on the date of the Merger Agreement, and (z) acquisitions by Pardes of Company Stock Options in connection with the forfeiture of such awards;
•
issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any indebtedness of Pardes having the right to vote or other rights that give a person the right to receive any economic interest accruing to the holders of Shares, other than the Company Restricted Shares and issuances of Shares upon the exercise of Company Stock Options;

•	amend its certificate of incorporation, bylaws or other comparable organizational documents, other than immaterial or ministerial amendments;
•
form any subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other person;

•
other than as required pursuant to the terms of any Pardes benefit plan or benefit agreement in effect on the date of the Merger Agreement, (A) adopt or enter into any collective bargaining agreement, Pardes benefit plan or benefit agreement, (B) grant to any director, employee or individual service provider any increase in base compensation, (C) grant to any director, employee or individual service provider any increase in severance or termination pay, (D) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation, (E) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider, (F) take any action to vest or accelerate any rights or benefits under any Pardes benefit plan or benefit agreement or € hire or terminate (other than for cause) the employment or service of any employee or individual service provider;

•	change its accounting methods, principles or practices, except as may be required by GAAP or by applicable law;
•
sell, lease, license, or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any lien (other than a Permitted Lien (as defined in the Merger Agreement)), any properties or assets (other than intellectual property) except sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business;

•
incur or materially modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Pardes, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other person;

•	make or agree to make any capital expenditures;
•
pay, discharge, settle, compromise or satisfy (A) any pending or threatened claims, liabilities or obligations relating to any proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $100,000 per payment, discharge, settlement, compromise or satisfaction or $250,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash or (B) any litigation, arbitration, proceeding or dispute that relates to the Transactions;

•	make, change or revoke any material tax election or any annual tax accounting period or adopt or change any material method of tax accounting;

•	amend, cancel or terminate any material insurance policy naming Pardes as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;
•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);
•
enter into, terminate or modify in any material respect, or expressly release any material rights under, any Material Contract (as defined in the Merger Agreement) or any contract that, if existing on the date of the Merger Agreement, would have been a Material Contract; or

•	authorize, commit or agree to take any of the foregoing actions.
Access to Information. Except if prohibited by applicable law, during the period prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Pardes will provide Parent and its Representatives reasonable access during normal business hours (under supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of Pardes’ business) to its properties, books and records, contracts and personnel, and will furnish to Parent such information concerning Pardes’ business, properties and personnel as Parent or its representatives may reasonably request.
Security Holder Litigation. In the event that any litigation commences or is threatened in writing by or on behalf of one or more stockholders of Pardes against Pardes and its directors relating to any Transaction, Pardes has agreed to provide Parent an opportunity to review and propose comments to all material filings or responses to such litigation. Parent’s consent is required for Pardes to enter into, agree to or disclose any settlement with respect to any such litigation, except to the extent such settlement is covered by Paredes’ insurance policies or relates to the provision of additional disclosure in the Schedule 14D-9, but in each case, only if such settlement would not result in any restriction on the business or operations of Pardes or its affiliates. Pardes has an obligation to notify Parent of the commencement or written threat of any litigation and to keep Parent promptly and reasonably informed regarding any such litigation.
Indemnification, Exculpation and Insurance. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, and rights to advancement of expenses, existing in favor of any person who is, becomes, or has ever been, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of Pardes or its predecessors (each, an “Indemnified Party”), in each case, as provided in Pardes’ charter, bylaws or any indemnification agreement between Pardes and an Indemnified Party: (i) will be assumed by the Surviving Corporation at the Effective Time, (ii) will survive the Merger, (iii) will continue in full force and effect in accordance with their terms and (iv) for a period of six years following the date of the Merger Agreement, will not be amended, repealed or otherwise modified in any manner adverse to such Indemnified Party. Parent has agreed to ensure the Surviving Corporation complies with the foregoing obligations.
Stock Exchange Delisting and Deregistration. As promptly as practicable following the Effective Time, the Surviving Corporation will cause Pardes’ securities to be de-listed from Nasdaq and de-registered under the Exchange Act.
Section 16 Matters. Prior to the Effective Time, Parent will, and Pardes may, take all steps as may be required to cause any dispositions or cancellations of Pardes’ equity securities in connection with the Merger Agreement or the Transactions by each individual who is a director or officer of Pardes subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.
Takeover Laws. Parent, Pardes and the Pardes Board have agreed to (i) take all actions within their power to ensure that no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law (each, a “Takeover Law”) is or becomes applicable to the Merger Agreement, the Offer, Offer Documents, the Merger or any of the other Transactions; and (ii) if any Takeover Law becomes applicable to the Merger Agreement, the Offer, Offer Documents, the Merger or any of the other Transactions, take all action within their power to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.

Governance of the Surviving Corporation. Immediately following the Effective Time, (i) the directors of the Purchaser immediately prior to the Effective Time will be appointed as the directors of the Surviving Corporation and (ii) the officers of Purchaser immediately prior to the Effective Time will become the officers of the Surviving Corporation.
Public Announcements. Parent, Purchaser and Pardes have agreed to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange.
Representations and Warranties. This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or Pardes, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of the specified dates therein. The assertations embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure scheduled delivered by Pardes to Parent in connection with the Merger Agreement.
The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.
In the Merger Agreement, Pardes has made representations and warranties to Parent and Purchaser with respect to, among other things:
•	corporate matters, such as due organization, organizational documents, good standing, qualification,
•	capitalization;
•	subsidiaries;
•	power and authority and enforceability;
•	absence of conflicts and required consents and approvals;
•	SEC filings, financial statements and absence of undisclosed liabilities;
•	accuracy of information supplied for purposes of the Schedule 14D-9 and the Offer Documents;
•	absence of certain changes (including a Pardes Material Adverse Effect (as defined below)) since March 31, 2023;
•	taxes;
•	material contracts;
•	litigation;
•	real property;
•	compliance with laws;
•	regulatory matters;
•	environmental matters;
•	labor matters;
•	employee benefit plans;
•	intellectual property;
•	privacy and data security;

•	brokers’ fees and expenses
•	absence of a stockholder rights plan and Takeover Laws;
•	fairness opinion of financial advisor; and
•	absence of any requirement for stockholder votes or consents in accordance with Section 251(h) of the DGCL.
Some of the representations and warranties in the Merger Agreement made by Pardes are qualified as to “materiality” or a “Pardes Material Adverse Effect.” For purposes of the Merger Agreement, a “Pardes Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that has a material adverse effect on (i) the business, financial condition, assets, properties or results of operations of Pardes or (ii) the ability of Pardes to consummate the Transactions. Solely with respect to the foregoing clause (i) of the definition of Pardes Material Adverse Effect, a Pardes Material Adverse Effect does not include or take into account any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising out of:
(i)	general conditions or changes in the industries in which Pardes operates;
(ii)
general economic or regulatory, legislative or political conditions or changes, including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world;

(iii)	any change in applicable law or GAAP after the date of the Merger Agreement;
(iv)
geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared, including the ongoing conflict between Russia and Ukraine), sabotage or terrorism, or any escalation or worsening of any of the foregoing;

(v)
any epidemic, pandemic (including COVID-19), disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of governmental officials (including any quarantine, “shelter in place,” “stay at home,” social distancing, shutdown, closure, sequester or other law, order, directive, guideline or recommendation by any governmental entity or public health agency in connection with or in response to COVID-19), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster;

(vi)
the failure, in and of itself, of Pardes to meet any internal or external forward-looking projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the date of the Merger Agreement, or changes in the market price or trading volume of the Shares or the credit rating of Pardes;

(vii)
the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Purchaser or their respective affiliates, any stockholder litigation (direct or derivative) in respect of the Merger Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any governmental entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with Pardes, or departure of any employees or officers, of Pardes;

(viii)	Pardes’ compliance with the covenants contained in the Merger Agreement;
(ix)	any action taken by Pardes at Parent’s express written request or with Parent’s express written consent; or
(x)	any matter disclosed in Pardes’ confidential disclosure schedules delivered in connection with the Merger Agreement;

except in each case, with respect to clauses (i) through (v), to the extent Pardes is disproportionately affected thereby as compared with other participants in the industries in which Pardes operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Pardes Material Adverse Effect).
In the Merger Agreement, Parent and Purchaser have made representations and warranties to Pardes with respect to:
•	corporate matters, such as due organization, good standing, power and authority;
•	absence of conflicts and required consents and approvals;
•	accuracy of information supplied for purposes of the Schedule 14D-9 and the Offer Documents;
•	broker’s fees and expenses;
•	litigation;
•	ownership of certain Pardes common stock; and
•	the Limited Guaranty.
Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or a “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Purchaser from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.
None of the representations, warranties, covenants or agreements in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement will survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.
Specific Performance. The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The parties further agreed that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement in Chancery Court of the State of Delaware (or in any federal court located in the State of Delaware if jurisdiction is not then available in the Chancery Court of the State of Delaware) in addition to any other remedy to which they are entitled at law or in equity.
Expenses. Except as otherwise provided in the Merger Agreement, all fees and expenses incurred by the parties in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.
Offer Conditions. The Offer Conditions are described in Section 13 –“Conditions of the Offer.”
CVR Agreement. At or prior to the Offer Closing Time, Parent, Purchaser, the Rights Agent and the Representative will enter into the CVR Agreement governing the terms of certain contingent consideration payable thereunder. Each CVR represents the contractual right to receive CVR Proceeds equal to a pro rata share of 80% of the Net Proceeds, if any, payable to or received by Parent, Pardes or any of their respective affiliates, that arise from the Disposition of the CVR Products, which Disposition occurs within the Disposition Period. See “Summary Term Sheet” for a description of the CVR and the potential cash payments that may be made pursuant to the CVR.
The CVRs are not deferred cash payments to Pardes stockholders, but instead are contractual rights to receive one or more payments in cash, contingent upon receipt of proceeds from the Disposition of CVR Products during the Disposition Period. Pardes stockholders will be paid promptly in compliance with the prompt payment rules following such Disposition. The rights of holders of CVRs will be fixed under the CVR Agreement. The CVRs represent the binding obligations of Pardes under the CVR Agreement, and pursuant to Section 7.9 of the CVR Agreement, the holders of CVRs are intended third-party beneficiaries of the rights expressly provided for their benefit in the CVR Agreement. Pardes’ estimate as to the amount that may be payable under the CVRs is $0.00.

The CVR Agreement provides the holders of CVRs certain contractual rights against Pardes and the Rights Agent. The consent of the holders of at least 30% of the outstanding CVRs (the “Acting Holders”) is required for (i) Pardes or its affiliates to enter into any Disposition Agreement or other agreement providing for a change of control with Parent or its affiliates as the acquiror, licensee or recipient of Pardes or any CVR Products and (ii) any amendments to the CVR Agreement for the purpose of adding, eliminating, or changing provisions therein. Additionally, upon written request of the Acting Holders, the Rights Agent must initiate proceedings to protect and enforce its rights and the rights of the holders of the CVRs, in a manner determined by the Rights Agent as most effectual to protect and enforce any such rights. The Acting Holders also have the right, on behalf of all holders of CVRs, to institute any action or proceeding at law, in equity, in bankruptcy or otherwise with respect to CVR Agreement, though no individual holder will be entitled to exercise such rights independently.
The right to payments under the CVRs as evidenced by the CVR Agreement is a contractual right only and will not be transferable, except in the limited circumstances specified in the CVR Agreement, including: (i) upon death of the holder by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) pursuant to a court order; (iv) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) to an affiliate of a holder or any investment vehicle managed and controlled by such holder or any of its affiliates or a parallel, alternative, co-investment fund or successor-in-interest to any such entity; (vi) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case, to the extent allowable by DTC; or (vii) that CVRs may be abandoned. The CVRs are not securities, and therefore, will not be registered with the SEC.
The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is filed as Exhibit (d)(3) of the Schedule TO.
Mutual Confidentiality Agreement. On June 13, 2023, Pardes and Foresite Capital Management, LLC, an affiliate of Parent, entered into a mutual confidentiality agreement (the “Confidentiality Agreement”), pursuant to which each party agreed, subject to certain exceptions, to keep confidential all proprietary, nonpublic and/or confidential information about the other party, its affiliates or subsidiaries and/or its business furnished in connection with a possible negotiated transaction. Foresite Capital Management, LLC’s and Pardes’ obligations under the Confidentiality Agreement will expire two years after the date of the Confidentiality Agreement.
This summary and description of the material terms of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO and is incorporated by reference herein.
Limited Guaranty. Concurrently with the execution of the Merger Agreement, and as a condition and inducement to Pardes’ willingness to enter into the Merger Agreement and the CVR Agreement, the Guarantors, affiliates of Parent, have duly executed and delivered to Pardes the Limited Guaranty in favor of Pardes and the holders of CVRs in respect of certain obligations of Parent and Purchaser under the Merger Agreement and certain obligations of Pardes under the CVR Agreement. The Guarantors’ obligations under the Limited Guaranty are subject to a cap of $7.5 million with respect to obligations to Pardes arising under or in connection with the Merger Agreement and $400,000 with respect to obligations to holders of the CVRs arising under or in connection with the CVR Agreement. Each Guarantor is considered a co-offeror in the Offer. As co-offerors, each Guarantor accepts joint responsibility for the accuracy of the disclosures made in this Offer to Purchase.
12.	SOURCE AND AMOUNT OF FUNDS.
The Offer is not conditioned upon Parent’s, Purchaser’s or any of the Guarantors’ ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for the settlement and cancellation of Company Stock Options and Company Restricted Shares) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be no less than $129 million (assuming the Additional Price Per Share equals $0.00) and no more than $140 million (assuming the Additional Price Per Share equals the maximum amount of $0.17), in each case exclusive of CVR Payments (as defined in the CVR Agreement). The funds to pay for all Shares accepted for payment in the Offer will be funded with Pardes’ Closing Net Cash as finally determined pursuant to the Merger Agreement. Payments of CVR Proceeds will be paid with the Net Proceeds from the applicable Disposition of CVR Products, if any.
In connection with the execution of the Merger Agreement, the Guarantors have agreed to the Limited Guaranty. Subject to the terms of the Limited Guaranty, each Guarantor has agreed, severally and not jointly, to guarantee certain obligations of Parent and Purchaser up to $7.5 million under the Merger Agreement and certain obligations of Pardes up to $400,000 under the CVR Agreement.
We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash and CVRs; (ii) the Offer is not subject to any financing condition; (iii) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger; (iv) the funds to pay for all Shares accepted for payment in the Offer will be funded by Pardes’ Closing Net Cash as finally determined pursuant to the Merger Agreement; and (v) the Guarantors have agreed to guarantee the obligations of Parent and Purchaser under the Merger Agreement, subject to the terms and conditions set forth in the Limited Guaranty. Payments to be made pursuant to the CVRs, if any, will be made from Net Proceeds from Dispositions during the Disposition Period as described in the CVR Agreement. See Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements – CVR Agreement.” The CVRs will be the unsecured obligations of Pardes.
13.	CONDITIONS OF THE OFFER.
Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:
(a)
prior to the Expiration Date, there shall not have been validly tendered (and not properly withdrawn) a number of Shares that would represent at least a majority of the Shares owned by Unaffiliated Stockholders (the “Minimum Tender Condition”); or

(b)	any of the following conditions shall exist or shall have occurred and be continuing at the Expiration Date:
(i)	there shall have been any Legal Restraint (as defined in the Merger Agreement) in effect preventing or prohibiting the consummation of the Offer or the Merger;
(ii)
(A)
(1) any representation or warranty of Pardes set forth in Article IV of the Merger Agreement (other than those set forth in Sections 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), 4.02 (Capital Structure), 4.04 (Authority; Execution and Delivery; Enforceability), 4.05(a)(i) (No Conflicts); 4.08(a) (No Material Adverse Effect), 4.13 (Brokers and Other Advisors), 4.15 (Opinion of Financial Advisors) and 4.16 (No Vote Required)) shall not be true and correct at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement) (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (2) any representation or warranty of Pardes set forth in Sections 4.01 (Organization, Standing and Power) (but only with respect to the first and second sentences thereof), 4.02(b), (f) and (g) (Capital Structure), 4.04 (Authority; Execution and Delivery; Enforceability), 4.05(a)(i) (No Conflicts), 4.13 (Brokers and other Advisors), 4.15 (Opinion of Financial Advisors) and 4.16 (No Vote Required) of the Merger Agreement shall not be true and correct in all material respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (3) any representation or warranty of Pardes set forth in Section 4.02(a), (c), (d) and (e) (Capital Structure) of the Merger Agreement shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (4) any representation or warranty of Pardes set forth in Section 4.08(a) (No Material Adverse Effect) of the Merger Agreement shall not be true and correct in all respects as of such time;
(B)	Pardes shall have failed to perform in all material respects the obligations to be performed by it under the Merger Agreement;
(C)
Parent shall have failed to receive from Pardes a certificate, dated as of the date on which the Offer expires and signed by an executive officer of Pardes, certifying to the effect that the Offer Conditions set for in clauses (A) and (B) above have been satisfied as of immediately prior to the expiration of the Offer;

(iii)	the Merger Agreement shall have been terminated in accordance with its terms; or
(iv)	the Closing Net Cash as finally determined is less than $125,000,000.
The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion. The foregoing conditions are in addition to, and not a limitation of, the right of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. Such rights of termination are described above in Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements – Summary of the Merger Agreement – Termination”. All conditions (except for the Minimum Tender Condition or the Termination Condition) may be waived by Parent or Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In accordance with SEC rules and regulations, upon discovery of a condition that gives rise to termination of the Offer, Parent and Purchaser will undertake to promptly notify Pardes stockholders of a decision to either terminate the Offer, or to waive the condition and proceed with the Offer.
14.	DIVIDENDS AND DISTRIBUTIONS.
The Merger Agreement provides that Pardes will not (subject to certain exceptions), between the date of the Merger Agreement and the Effective Time, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (including the Shares) or other equity interests, except for dividends by a wholly owned subsidiary of Pardes to its parent. See Section 6 –“Price Range of Shares; Dividends” and Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements – Conduct of Business Pending the Merger.”
15.	CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.
General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by Pardes with the SEC and other information regarding Pardes, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Pardes and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser have agreed to use reasonable best efforts to, in the most expeditious manner practicable, obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity. The parties currently expect that such approval or action, except as described below under “Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Pardes’ or Parent’s business or that certain parts of Pardes’ or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 –“Conditions of the Offer.”
Antitrust. Based on a review of the information currently available relating to the businesses in which Parent and Pardes are engaged and the consideration to be paid for the Shares, Parent and Purchaser have determined that no mandatory antitrust premerger notification filing or waiting period under Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR”), and the rules and regulations promulgated thereunder is required, and therefore HSR clearance is not a condition to the consummation of the Offer or the Merger.
Based upon an examination of publicly available and other information relating to the businesses in which Pardes is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13 –“Conditions of the Offer.”
Stockholder Approval Not Required. Assuming the Offer and the Merger are consummated in accordance with Section 251(h) of the DGCL, Pardes has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Pardes and the consummation by Pardes of the Offer and the Merger have been duly validly authorized by all necessary corporate action on the part of Pardes, and no other corporate proceedings on the part of Pardes are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on such merger; (ii) following the consummation of such tender offer, the stock irrevocably accepted for purchase pursuant to the offer, together with the stock otherwise owned by the consummating company and its affiliates and any “rollover stock” (as defined in Section 251(h) of the DGCL), equals at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement; and (iii) the stockholders at the time of the merger receive the same consideration for their stock in the merger as was payable in the tender offer. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Pardes will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and Pardes will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Pardes in accordance with Section 251(h) the DGCL. See Section 11 –“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements.”
Takeover Laws. A number of states (including Delaware, where Pardes is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.
As a Delaware corporation, Pardes has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock and the affiliates and associates of such person) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless, among other exceptions: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is: (A) approved by the board of directors of the corporation; and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. The restrictions on business combinations contained in Section 203 of the DGCL also do not apply, among other possibilities, (i) to corporations that do not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders (unless the corporation’s certificate of incorporation expressly provides otherwise) or (ii) to interested stockholders who became interested stockholders at a time when the restrictions on business combinations did not apply because of the foregoing clause (i). Each of Purchaser, Parent and the other Guarantors are affiliates of FS Development Holdings II, LLC, which was the sponsor of the predecessor public company and, accordingly, first acquired in excess of 15% of the outstanding voting shares of Pardes (f/k/a FS Development Corp. II) at a time when such shares were not listed on a national securities exchange and our certificate of incorporation did not opt into Section 203 of the DGCL.
Pardes has represented to us in the Merger Agreement that the Pardes Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of the Merger Agreement and the timely consummation of the Offer and the Merger and will not restrict, impair or delay the ability of Parent or Purchaser, after the Offer Closing Time, to vote or otherwise exercise all rights as a stockholder of Pardes. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger or the Merger Agreement, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer, the Merger or the Merger Agreement, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 –“Conditions of the Offer.”
Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders and beneficial owners of Shares of Pardes who: (i) did not tender their Shares in the Offer (or who had tendered but subsequently validly withdrawn such tender, and not otherwise waived their appraisal rights); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Merger a cash payment equal to the “fair value” of their Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares plus interest, if any, on the amount determined to be fair value.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. All references in Section 262 of the DGCL and in this summary to a (i) “stockholder” are to the record holder of Shares unless otherwise expressly noted herein, (ii) “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity. Stockholders and beneficial owners of Shares should carefully review the full text of Section 262 of the DGCL as well as the information discussed herein. Stockholders and beneficial owners of Shares should assume that Pardes will take no action to perfect any appraisal rights of any person.

The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders and beneficial owners of Shares should recognize that the value determined in an appraisal proceeding of the Delaware Court of Chancery could be higher or lower than, or the same as, the Offer Price and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under the DGCL. Moreover, Parent and Pardes may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price.
Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.
Under Section 262 of the DGCL, if a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR EXERCISING AND PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.
As more fully discussed in the Schedule 14D-9, stockholders and beneficial owners of Shares wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must, in addition to the other requirements set forth in Section 262 of the DGCL, do ALL of the following:
•
within the later of the consummation of the Offer (which will occur at the date and time of the acceptance for payment of Shares pursuant to and subject to the conditions of the Offer) and 20 days after the mailing of the Schedule 14D-9, deliver to Pardes at the address indicated in the Schedule 14D-9 a written demand for appraisal of their Shares, which demand must reasonably inform Pardes of the identity of the person making the demand and that the person is demanding appraisal and, in the case of a demand made by a beneficial owner of Shares, must also reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list required by subsection (f) of Section 262 of the DGCL;

•	not tender his, her or its Shares pursuant to the Offer; and
•	continuously hold of record or beneficially own, as applicable, the Shares from the date on which the written demand for appraisal is made through the Effective Time.
Any stockholder or beneficial owner of Shares who sells Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.
The foregoing summary of appraisal rights under the DGCL does not purport to be a full statement of the procedures to be followed by persons desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the Schedule 14D-9. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any person who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Pardes stockholders or beneficial owners of Shares exercise appraisal rights under Section 262 of the DGCL.
If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
Parent and Purchaser have made no arrangements in connection with the Offer to provide Unaffiliated Stockholders access to our corporate files or to obtain counsel or appraisal services at our expense.
“Going Private” Transactions. Because Parent and Purchaser may be deemed affiliates of Pardes, the transactions contemplated by the Merger Agreement may constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Pardes and certain information relating to the fairness of the Offer and the Merger and the consideration offered to the Unaffiliated Stockholders be filed with the SEC and disclosed to the Unaffiliated Stockholders. Parent has provided such information in this Offer to Purchase and in the Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.
For a description of certain contacts between Pardes and Purchaser and its affiliates that were related to the Offer, please see Section 10 –“Background of the Offer; Contacts with Pardes.” Further, please see Section 11–“Purpose of the Offer and Plans for Pardes; Summary of the Merger Agreement and Certain Other Agreements,” and this Section 15 –“Certain Legal Matters; Regulatory Approvals” for a description of (i) the purpose the Offer, (ii) our plans for Pardes, (iii) why Parent does not anticipate seeking the approval of Pardes’ stockholders who are unaffiliated with Parent and its affiliates and (iv) the availability of appraisal rights in connection with the Offer and the Merger.
16.	FEES AND EXPENSES.
Parent has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. The Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
The following is an estimate of fees and expenses to be incurred by Purchaser in connection with the transactions contemplated by the Merger Agreement:
Type of Fee	Amount
Filing Fees	$14,996.93
Depositary and Paying Agent(1)	$23,500.00
Information Agent (including mailing and advertisement cost)(2)	$45,000.00
Printing and other	$105,912.00
Total	$189,408.93
(1)
Purchaser will pay an additional $2,500 to the Depositary and Paying Agent following each extension of the Offer (if any). In connection with the CVR Agreement, the Rights Agent will receive an annual fee of $3,500 per year until the earlier of the end of the Disposition Period or the date that the CVR Agreement is terminated. Purchaser will also reimburse the Depositary and Paying Agent and the Rights Agent for certain reasonable and documented out-of-pocket fees and expenses.

(2)
The fee paid to the Information Agent will be reduced to $30,000 if the Transactions are not consummated. Purchaser will also reimburse the Information Agent for certain reasonable and documented out-of-pocket fees and expenses.

Purchaser also anticipates that it will incur legal expenses in connection with the Offer and the Merger. Pardes will incur its own fees and expenses in connection with the Offer. Pardes is obligated to pay to Parent an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Parent or its affiliates in connection with the Transactions and the CVR Agreement up to a maximum of $1,250,000 if Parent terminates the Merger Agreement pursuant to a Minimum Cash Termination.
17.	INTERESTS OF CERTAIN PARDES DIRECTORS AND EXECUTIVE OFFICERS IN THE OFFER AND THE MERGER.
In considering the fairness of the consideration to be received in the Offer and the Merger, the stockholders of Pardes should be aware that certain directors and executive officers of Pardes have interests in the Offer and Merger that may present them with certain actual or potential conflicts of interest. To the knowledge of Parent and Purchaser, after making reasonable inquiry, all of Pardes’ executive officers, directors (including Dr. James Tananbaum), affiliates and subsidiaries currently intend to tender or cause to be tendered pursuant to the Offer all Shares held of record or beneficially owned by such persons immediately prior to the expiration of the Offer, as it may be extended (other than Shares for which such holder does not have discretionary authority or Shares owned, directly or indirectly, by Parent, Purchaser or any subsidiary of Parent); however, there are no agreements requiring such persons to do so. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in the Schedule 14D-9 under the headings “Item 3. Past Contacts, Transactions, Negotiations and Agreements,” “Item 4. The Solicitation or Recommendation” and “Item 8. Additional Information,” which description and information is incorporated herein by reference.
18.	POSITION OF PARENT AND PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER.
The rules of the SEC require the Purchaser parties to express their belief as to the fairness of the Offer and the Merger to the Unaffiliated Stockholders. The Purchaser parties are MediPacific Sub, Inc., MediPacific, Inc., FS Development Holdings II, LLC, Foresite Capital Management V, LLC, Foresite Capital Opportunity Fund V, L.P., Foresite Capital Opportunity Management V, LLC, Foresite Capital Fund V, L.P., and James Tananbaum (collectively, the “Purchaser Parties”). James Tananbaum is also a director of Pardes. The Purchaser Parties reasonably believe that the Offer Price to be received by the Unaffiliated Stockholders are fair to such Unaffiliated Stockholders. The Purchaser Parties base their belief on, among other things, the following factors, each of which, in their judgment, supports their views as to the fairness of the Offer and the Merger:
•	The Offer Price represents a premium of approximately 9.2% over the closing price of the Shares on July 14, 2023, the last trading day prior to execution of the Merger Agreement.
•	The Offer will provide holders with liquidity, without the brokerage and other costs typically associated with market sales.
•	Neither the Offer nor the Merger is subject to any financing condition.
•	The Offer Price (other than the CVRs) will be paid in cash. Therefore, holders of Shares will receive a certain prescribed value in the Offer or the Merger.
•
The CVRs provide the Unaffiliated Stockholders with contractual rights to receive one or more payments in cash, contingent upon the receipt of proceeds from the Disposition of CVR Products during the Disposition Period.

•	The non-recused members of the Pardes Board made the recommendation to the Unaffiliated Stockholders to tender their Shares as described in the Schedule 14D-9 filed by Pardes with the SEC.
•
The non-recused members of the Pardes Board, at the recommendation of the Special Committee, determined that the Offer and the Merger were fair and in the best interests of Pardes and the Unaffiliated Stockholders as described in the Schedule 13E-3 filed by Pardes with the SEC.

The foregoing discussion of information and factors considered and given weight by the Purchaser Parties is not intended to be exhaustive, but includes the factors considered by the Purchaser Parties to be material. The Purchaser Parties reasonably believe that the Offer Price to be received by the Unaffiliated Stockholders are fair to such Unaffiliated Stockholders and support the consummation of the transactions described herein. The

Purchaser Parties’ view as to the fairness of the transactions to Unaffiliated Stockholders should not be construed as a recommendation to any holder of Shares as to whether such holder should tender in the Offer.
19.	REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.
Pardes, based on the determination of the Special Committee to do so, retained Leerink Partners LLC (“Leerink Partners”) as its financial advisor in connection with the Offer, the Merger and the Transactions. In connection with this engagement, each of the Special Committee and the Pardes Board requested that Leerink Partners evaluate the fairness, from a financial point of view, to the holders of Shares (other than certain excluded Shares) of the Cash Amount proposed to be paid to such holders pursuant to the terms of the Merger Agreement. On July 16, 2023, Leerink Partners rendered to each of the Special Committee and the Pardes Board its oral opinion, which was subsequently confirmed by the delivery of a written opinion dated July 16, 2023. See “Item 4. The Solicitation or Recommendation–Opinion of Leerink Partners LLC” and Annex 2 of the Schedule 14D-9, which information is hereby incorporated by reference.
20.	MISCELLANEOUS.
The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 “Certain Information Concerning Pardes” under “Available Information.”
The Offer does not constitute a solicitation of proxies for any meeting of Pardes’ stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Parent, Purchaser, the Depositary and Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Pardes or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
MediPacific Sub, Inc.

MediPacific, Inc.

Foresite Capital Opportunity Fund V, L.P.

Foresite Capital Fund V, L.P.

FS Development Holdings II, LLC

July 28, 2023

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF PURCHASER, PARENT AND THE GUARANTORS.
1.	MediPacific Sub, Inc.
MediPacific Sub, Inc. was incorporated for the purpose of consummating the Offer and effecting the Merger pursuant to the Merger Agreement. The following table sets forth information about the directors and executive officers of MediPacific Sub, Inc. as of July 27, 2023.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
James B. Tananbaum Director, President and Chief Executive Officer United States of America
Dr. James B. Tananbaum serves as a Director and the President and Chief Executive Officer of Parent and Purchaser, and as the Managing Member of the General Partner of Foresite Capital Fund V, L.P. and the Managing Member of the General Partner of Foresite Capital Opportunity Fund V, L.P. Dr. Tananbaum is also the founder and Chief Executive Officer of Foresite Capital, a U.S.-focused healthcare investment firm founded in 2011. Dr. Tananbaum has significant investment experience gained over the past three decades, including co-founding GelTex Pharmaceuticals and serving as the founding chief executive officer of Theravance, Inc., as well as serving as a thought partner to several impactful and fast-growing companies, including 10x Genomics, Amerigroup and Jazz Pharmaceuticals. Dr. Tananbaum received a B.S. and B.S.E.E. in Applied Math and Electrical Engineering/Computer Science from Yale University. He also earned an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School.

Dennis D. Ryan Director, Chief Financial Officer and Secretary United States of America
Mr. Dennis D. Ryan serves as a Director and the Chief Financial Officer and Secretary of Parent and Purchaser. Mr. Ryan also serves as the Chief Financial Officer and Managing Director of Foresite Capital, where he has led the Operations Group since 2011. Prior to joining Foresite Capital, Mr. Ryan served as chief financial officer and senior executive at various firms, including Western Properties Trust, Lighthouse Capital Partners and Berkeley Advisors Group. Mr. Ryan began his career with the international accounting firm KPMG and is a licensed certified public accountant (inactive) in the state of California.

The common business address and telephone number for the sole director and executive officer of Purchaser is as follows: MediPacific Sub, Inc., c/o Foresite Capital, 900 Larkspur Landing Circle, Suite 150, Larkspur, California 94939, (415) 877-4887.

2.	MediPacific, Inc.
MediPacific, Inc. principal business is currently to consummate the Offer and effect the Merger pursuant to the Merger Agreement, and to perform its obligations under the CVR Agreement, following the Merger when Pardes is a wholly owned subsidiary of Parent as the surviving entity from the Merger. The following table sets forth information about the executive officers of MediPacific, Inc. as of July 27, 2023.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
James B. Tananbaum Director, President and Chief Executive Officer United States of America	Refer to “1. MediPacific Sub, Inc.” above for further information.
Dennis D. Ryan Director, Chief Financial Officer and Secretary United States of America	Refer to “1. MediPacific Sub, Inc.” above for further information.
The common business address and telephone number for all the directors and executive officers of Parent is as follows: MediPacific, Inc., c/o Foresite Capital, 900 Larkspur Landing Circle, Suite 150, Larkspur, California 94939, (415) 877-4887.
3.	Foresite Capital Opportunity Fund V, L.P.
Foresite Capital Opportunity Fund V, L.P. is an affiliate of Parent. The following table sets forth information about the executive officers of Foresite Capital Opportunity Fund V, L.P. as of July 27, 2023.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
James B. Tananbaum Managing Member of General Partner of Foresite Capital Opportunity Fund V, L.P. United States of America	Refer to “1. MediPacific Sub, Inc.” above for further information.
The common business address and telephone number for Foresite Capital Opportunity Fund V, L.P. is as follows: FS Development Holdings II, LLC c/o Foresite Capital, 900 Larkspur Landing Circle, Suite 150, Larkspur, California 94939, (415) 877-4887.
4.	Foresite Capital Fund V, L.P.
Foresite Capital Fund V, L.P. is an affiliate of Parent. The following table sets forth information about the executive officers of Foresite Capital Fund V, L.P. as of July 27, 2023.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
James B. Tananbaum Managing Member of General Partner of Foresite Capital Fund V, L.P. United States of America	Refer to “1. MediPacific Sub, Inc.” above for further information.
The common business address and telephone number for Foresite Capital Fund V, L.P. is as follows: FS Development Holdings II, LLC c/o Foresite Capital, 900 Larkspur Landing Circle, Suite 150, Larkspur, California 94939, (415) 877-4887.

5.	FS Development Holdings II, LLC
FS Development Holdings II, LLC is an affiliate of Parent. The following table sets forth information about the executive officers of FS Development Holdings II, LLC as of July 27, 2023.
Name, Position Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dennis D. Ryan Attorney-in-Fact United States of America	Refer to “1. MediPacific Sub, Inc.” above for further information.
The common business address and telephone number for FS Development Holdings II, LLC is as follows: FS Development Holdings II, LLC c/o Foresite Capital, 900 Larkspur Landing Circle, Suite 150, Larkspur, California 94939, (415) 877-4887.
Security Ownership of Certain Beneficial Owners
As of the date of this Offer to Purchase, FS Development Holdings II, LLC and its affiliates (collectively, the “Foresite Stockholders”) collectively own 16,813,146 Shares of Pardes, or 27.24% of the outstanding Shares of Pardes, based on 61,716,745 Shares outstanding as of May 1, 2023.
The following table sets forth (to the best of Purchaser’s knowledge): (i) certain information with respect to the Shares beneficially owned by the Foresite Stockholders and, their respective directors and officers; and (ii) the purchases of Shares by the Foresite Stockholders and their respective directors and officers during the past 60 days. The security ownership information in the table below is given as of the date of this Offer to Purchase and, in the case of percentage ownership information, is based on 61,716,745 Shares outstanding as of May 1, 2023. Beneficial ownership is determined in accordance with the rules of the SEC. The information in the table below is based on the Schedule 13D/A filed with the SEC on July 17, 2023 by the Foresite Stockholders.
Filing Person	Securities Ownership
	Number	Percent	Securities Transactions for the Past 60 Days
FS Development Holdings II, LLC	5,543,750	8.98%	None
Foresite Capital Fund V, L.P.	13,583,762	22.01%	None
Foresite Capital Management V, LLC	13,583,762	22.01%	None
Foresite Capital Opportunity Fund V, L.P.	8,773,134	14.22%	None
Foresite Capital Opportunity Management V, LLC	8,773,134	14.22%	None
James Tananbaum	16,813,146	27.24%	None

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Pardes or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:

Continental Stock Transfer & Trust Company
Mail or deliver the Letter of Transmittal, together with the certificate(s) (if any) representing your shares, to:
If delivering by mail:	If delivering by express mail, courier, or other expedited service:
Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions	Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Facsimile: (212) 616-7610 Email: tenders@continentalstock.com Attention: Corporate Actions
Other Information:
Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Schedule TO may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, NY 10022
You may call Innisfree M&A Incorporated, the Information Agent for the Offer, toll-free at (877) 800-5190. Banks and brokers may call collect at (212) 750-5833.